EXHIBIT 2.2
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AGREEMENT AND PLAN OF MERGER
BY AND AMONG
BUSINESS OBJECTS S.A.,
LIGHTHOUSE ACQUISITION CORPORATION,
INFOMMERSION, INC.,
AND
SANTIAGO BECERRA, SR.
Dated as of October 3, 2005

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TABLE OF CONTENTS
(Continued)

TABLE OF CONTENTS
(Continued)

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EXHIBITS

Exhibit A	Form of Escrow Agreement

Exhibit B	Form of Voting Agreement

Exhibit C	Form of Letter of Transmittal

Exhibit D	Form of Employment Agreement for Santiago Becerra, Sr.

Exhibit E	Form of Employment Agreement for Santiago Becerra, Jr.

Exhibit F	Form of Employment Agreement for Jesse Hoffman

Exhibit G	Form of Employment Agreement for Ryan Camoras

Exhibit H	Form of Morrison & Forester LLP Legal Opinion

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (together with the Disclosure Schedules and the other schedules hereto, this “Agreement”) is made and entered into as of October 3, 2005 by and among Business Objects S.A., a société anonyme organized under the laws of the French Republic (“Parent”), Lighthouse Acquisition Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), Infommersion, Inc., a Delaware corporation (the “Company”), and Santiago Becerra, Sr. (the “Stockholder Agent”), (solely with respect to Article 7). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article 10 or as defined in this Agreement.
RECITALS
     A. The Board of Directors of Parent believes it is in the best interests of Parent, and the Board of Directors of the Company believes it is in the best interests of the Company and its stockholders, that Parent acquire the Company through the merger of Merger Sub with and into the Company with the Company surviving the merger as an indirect, wholly owned subsidiary of Parent (the “Merger”), and, in furtherance thereof, each such Board of Directors has approved this Agreement, the Merger and the other transactions contemplated hereby.
     B. At the Effective Time, on the terms and subject to the conditions of this Agreement, (i) the Merger will become effective under applicable law, (ii) all of the shares of capital stock of the Company that are issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the cash consideration set forth herein, (iii) all Company Stock Options then outstanding (whether vested or unvested) will be assumed and become exercisable (in accordance with their existing terms) for currently outstanding Parent ADSs and (iv) Business Objects Americas, a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Parent Americas”), which is Merger Sub’s sole stockholder, will become the sole stockholder and the sole holder of any rights to acquire capital stock of the Company.
     C. On the terms and subject to the conditions set forth herein, a portion of the cash consideration otherwise payable to the Effective Time Company Stockholders pursuant hereto will be deposited with the Escrow Agent, to be held and disbursed to Parent or such Effective Time Company Stockholders on the terms and subject to the conditions set forth in the Escrow Agreement, in the form attached hereto as Exhibit A (the “Escrow Agreement”), to be executed and delivered by Parent and the Stockholder Agent, as representative of the Effective Time Company Stockholders, concurrently with the execution and delivery of this Agreement.
     D. As a condition and inducement to Parent to enter into this Agreement, all directors and officers of Company have concurrently herewith entered into an agreement to vote the shares of Company Capital Stock owned by such persons to approve the Merger and this Agreement in the form attached hereto as Exhibit B (the “Voting Agreement”).
     E. As a condition and inducement to the willingness of Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement by each of the parties hereto, Messrs. Santiago Becerra, Sr., Santiago Becerra, Jr., Jesse Hoffman and Ryan Camoras, each of whom is an employee of the Company (the “Key Employees”), are each entering into an Employment Agreement in the respective forms attached hereto as Exhibits D-G (each, a “Key Employment Agreement” and collectively, the “Key Employment Agreements” and collectively with this Agreement, the Voting

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Agreement and the Escrow Agreement, the “Transaction Agreements”), with Parent Americas and the Surviving Corporation, each of which will become effective at the Effective Time.
     F. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with this Agreement, the Merger and the other transactions contemplated hereby.
     NOW, THEREFORE, in consideration of the foregoing promises and the representations, warranties, covenants and other agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted by the parties, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE 1
THE MERGER
     1.1 The Merger. On the terms and subject to the conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger and as an indirect, wholly owned subsidiary of Parent. For times and periods after the Effective Time, the Company, as the surviving corporation in the Merger, is sometimes referred to herein as the “Surviving Corporation.”
     1.2 Closing; Effective Time.
          (a) Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place as promptly as reasonably practicable after the execution and delivery of this Agreement by each of the parties hereto, but in any event no later than five (5) Business Days following the satisfaction or waiver (if and to the extent permitted by the terms hereof) of the conditions set forth in Article 6, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, unless another place or time is agreed to by Parent and the Company. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”
          (b) At the Closing, the parties shall (i) deliver the agreements, instruments, certificates, opinions and other documents required to be delivered at or prior to the Closing pursuant to Article 6 and (ii) cause the Merger to be consummated by filing a certificate of merger, in customary form and substance reasonably acceptable to Parent and the Company (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by the parties and set forth in the Certificate of Merger being referred to herein as the “Effective Time”).
     1.3 Effects of the Merger. The effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

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     1.4 Certificate of Incorporation and Bylaws of Surviving Corporation.
          (a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety in the form of the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation.
          (b) Bylaws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the bylaws of the Company shall be amended and restated in their entirety in the form of the bylaws of Merger Sub in effect immediately prior to the Effective Time, and such amended and restated bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
     1.5 Directors and Officers of Surviving Corporation.
          (a) Directors. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
          (b) Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the bylaws of the Surviving Corporation until their respective successors are duly appointed.
     1.6 Effect of the Merger on the Capital Stock of the Constituent Corporations.
          (a) Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
               (i) “Aggregate Fully Diluted Company Common Stock” means the sum of the aggregate number of shares of Company Common Stock that are outstanding (or deemed to be outstanding pursuant to this definition) as of immediately prior to the Effective Time, plus (solely for purposes of this definition) all shares of Company Common Stock that are issuable upon the exercise in full of all vested and unvested Company Stock Options that are outstanding immediately prior to the Effective Time.
               (ii) “Aggregate Merger Consideration” means (w) $40,000,000, minus (x) the aggregate amount of Transaction Expenses set forth in the Statement of Transaction Expenses less $200,000 plus (y) the aggregate gross cash proceeds receivable or received by the Company upon the exercise of (A) all vested and unvested Company Stock Options that are outstanding immediately prior to the Effective Time and which are assumed by Parent pursuant hereto and (B) all options to acquire the Company Common Stock exercised between the date of this Agreement and the time immediately prior to the Effective Time.
               (iii) “Escrow Amount” means $8,000,000.

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               (iv) “Option Exchange Ratio” means the quotient obtained by dividing (x) the Per Share Common Amount by (y) the average of the closing prices of the Parent ADSs as reported by the Nasdaq National Market (“Nasdaq”) on the ten (10) trading days ending two (2) trading days prior to Closing.
               (v) “Per Share Common Amount” means the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the Aggregate Fully Diluted Company Common Stock.
          (b) Treatment of Company Capital Stock.
               (i) On the terms and subject to the conditions of this Agreement, at the Effective Time, without any action on the part of Parent, Parent Americas, Merger Sub, the Company or the holder of any shares of the Company Common Stock, each outstanding share of Company Common Stock issued and outstanding at the Effective Time (excluding (A) shares of Company Capital Stock referenced in Section 1.6(b)(ii) and (B) any Dissenting Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive an amount of cash (without interest) equal to the Per Share Common Amount, without interest thereon. For purposes of calculating the aggregate amount of cash payable to each Effective Time Company Stockholder pursuant to this Section 1.6(b)(i), all shares of Company Common Stock that are held by each such Effective Time Company Stockholder shall be aggregated and the amount of cash payable to each such Effective Time Company Stockholder shall be rounded down to the nearest whole cent.
               (ii) On the terms and subject to the conditions of this Agreement, at the Effective Time, without any action on the part of Parent, Parent Americas, Merger Sub, the Company or the holder of any shares of the Company Capital Stock, each share of Company Capital Stock that is owned by Parent, Parent Americas, Merger Sub, the Company or any other Subsidiary of Parent or the Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof or payment of any consideration to the holder thereof in exchange therefor.
               (iii) Notwithstanding anything to the contrary in this Agreement, any shares of Company Capital Stock that are held by an Effective Time Company Stockholder who has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with applicable Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock contemplated by this Section 1.6 and in lieu thereof, any such Effective Time Company Stockholder shall only be entitled to such rights as are granted by applicable Law. Notwithstanding the foregoing, if any Effective Time Company Stockholder who has demanded appraisal of shares of Company Capital Stock under applicable Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to such appraisal, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such Effective Time Company Stockholder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the applicable consideration for Company Capital Stock contemplated by this Section 1.6, without interest thereon, upon surrender to the Company of the certificate or certificates representing such shares in accordance with Section 1.7. The Company shall give Parent (i) prompt notice of its receipt of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands and any other instruments relating to the Merger served pursuant to applicable Law and received by the Company relating to appraisal or dissenters’ rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal or dissenters’ rights under applicable Law. The Company shall not, except with the prior written consent of Parent or as may be required under

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applicable Law, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.
          (c) Treatment of Merger Sub Capital Stock. At the Effective Time, each share of common stock, $0.001 par value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall thereafter evidence ownership of such shares of capital stock of the Surviving Corporation.
          (d) Treatment of Company Stock Options. At the Effective Time, each option to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time (the “Company Stock Options”), whether vested or unvested (other than those Company Stock Options held by non-employee directors of the Company), will be converted into a right to acquire such number of currently outstanding, validly issued and fully paid Parent ADSs in accordance with this Section 1.6(d). At the Effective Time, each Company Stock Option so converted will be deemed to constitute a right to acquire, on substantially the same terms and conditions as were applicable to such Company Stock Option, a number of Parent ADSs equal to the product (rounded down to the nearest whole Parent Ordinary Share) obtained by multiplying (x) the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time by (y) the Option Exchange Ratio, and the per share exercise price of each such Company Stock Option so converted shall be adjusted by dividing (x) the per share exercise price of each such Company Stock Option by (y) the Option Exchange Ratio, and rounding up to the nearest $0.01. Except as provided in the immediately preceding sentence, the Company Stock Options will continue to be exercisable upon the same terms and conditions as were applicable to such Company Stock Options immediately prior to the Effective Time except that, upon exercise of such Company Stock Options, the holders thereof will receive Parent ADSs held by a wholly owned subsidiary of Parent (the “Option Sub”). It is the intention of the parties that the Company Stock Options so assumed by Option Sub qualify, to the maximum extent permissible following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code, to the extent the Company Stock Options so assumed qualified as incentive stock options prior to the Effective Time.
          (e) Withholding Taxes. The Company and, on its behalf, Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock or Company Stock Options such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign Tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
     1.7 Payment Procedures.
          (a) Reservation and Deposit of Cash.
               (i) On the Closing Date, Parent shall reserve and make available for payment in accordance with this Article 1 the cash amounts payable pursuant to Section 1.6 in exchange for all shares of Company Capital Stock that are outstanding immediately prior to the Effective Time, less (y) an amount of cash equal to the Escrow Amount and (z) any amounts subject to withholding under the Key Employment Agreements. A portion of the Escrow Amount shall be withheld from the amount otherwise payable to each Effective Time Company Stockholder in proportion to that portion of the Aggregate Merger Consideration that each such Effective Time Company Stockholder would otherwise

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be entitled to receive pursuant to Section 1.6 (without giving effect to any Dissenting Shares) by virtue of the ownership of shares of Company Capital Stock immediately prior to the Effective Time. Any amounts subject to retention under the Key Employment Agreements (the “Retention Amounts”) shall be deducted solely from the proceeds otherwise payable to the subject Key Employee and shall not be deducted from the proceeds payable to any other Effective Time Company Stockholder.
               (ii) On the Closing Date, Parent shall deposit with the Escrow Agent an amount of cash equal to the Escrow Amount, such cash to be held and disbursed by the Escrow Agent on the terms and subject to the conditions set forth in the Escrow Agreement. At the termination of the Escrow (assuming no claims are made), each Effective Time Company Stockholder shall be entitled to such stockholder’s pro rata portion of the Escrow Amount relative to that portion of the Aggregate Merger Consideration that each such Effective Time Company Stockholder would otherwise be entitled to receive pursuant to Section 1.6 (without giving effect to any Dissenting Shares) by virtue of the ownership of shares of Company Capital Stock immediately prior to the Effective Time. The Escrow Amount (and earnings thereon) shall be treated as property of the Parent for all purposes unless and until such proceeds are released from the Escrow.
               (iii) On the Closing Date, Parent shall deposit with the Escrow Agent an amount of cash equal to the Retention Amounts, such cash to be held and disbursed by the Escrow Agent on the terms and subject to the conditions set forth in the applicable Key Employment Agreement. The Retention Amounts (and earnings thereon) shall be treated as property of the Parent for all purposes unless and until such proceeds are released to the applicable Key Employee pursuant to the terms of the Key Employment Agreement.
          (b) Surrender of Company Stock Certificates.
As soon as reasonably practicable following the Closing (and in no event more than five (5) Business Days thereafter), Parent shall deliver to each Effective Time Company Stockholder a letter of transmittal and instructions for use of such letter of transmittal in effecting the surrender of certificates that immediately prior to the Effective Time evidenced one or more shares of Company Capital Stock (each, a “Company Stock Certificate”), all in the form attached hereto as Exhibit C (each, a “Letter of Transmittal”).
               (i) As soon as reasonably practicable following the surrender of a Company Stock Certificate for cancellation to the Parent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto (and in no event more than ten (10) Business Days thereafter), the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the cash amount (without interest) to which such holder is entitled pursuant to Section 1.6 in respect of the shares of Company Capital Stock evidenced by such Company Stock Certificate (less the amount of cash to be deposited in the Escrow Fund on such holder’s behalf pursuant to Section 1.7(a)), and the Company Stock Certificate so surrendered shall be canceled. Any Effective Time Company Stockholder who shall deliver the items set forth in this Section 1.8(b)(ii) to Parent at or prior to the Closing shall receive the amounts such Effective Time Company Stockholder is entitled to receive hereunder promptly following the Closing Date (but in no event more than three (3) Business Days thereafter).
               (ii) Until surrendered in accordance with Section 1.7(b)(ii), all Company Stock Certificates shall be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence only the right to receive in exchange therefor the cash amount (without interest) payable in respect of the shares of Company Capital Stock evidenced thereby pursuant to Section 1.6. No portion of the Aggregate Merger Consideration will be paid to the holder of any

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unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly evidenced thereby unless and until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and the Letter of Transmittal pursuant hereto.
          (c) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.6 hereof to any Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will (if legally required to do so) have paid to Parent or any agent designated by it any transfer or other Taxes required by payment of any portion of the Aggregate Merger Consideration in any name other than that of the registered holder of such Company Stock Certificate, or established to the satisfaction of Parent or any agent designated by it that such transfer or other Taxes have been paid or are not otherwise payable.
          (d) No Liability. Notwithstanding anything to the contrary in this Agreement, neither the Parent, the Surviving Corporation nor any other party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
     1.8 No Further Ownership Rights in Company Capital Stock. The cash amounts paid and to be paid in respect of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.
     1.9 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Parent shall pay in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Company Stock Certificates alleged to have been lost, stolen or destroyed.
     1.10 Further Assurances. If, at any time after the Effective Time, any such further action on the part of Parent, the Company or the Surviving Corporation is necessary or desirable to carry out the purposes of this Agreement or to vest in the Surviving Corporation full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to effect the assignment to the Surviving Corporation of any and all Intellectual Property created by a founder, employee or consultant of the Company, or to complete and prosecute all domestic and foreign patent filings related to Company Intellectual Property, the directors and officers of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub, subject only to such exceptions as are specifically disclosed with respect to specific numbered sections and lettered

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subsections of this Article 2 in the disclosure schedule and schedule of exceptions, (provided that any matter disclosed with respect to one section or subsection of this Article 2 shall be deemed to be disclosed with respect to each other section or subsection of this Article 2 to the extent that such disclosure is reasonably apparent (to a reader with no knowledge of such matters) on the face of such disclosure that such disclosure is applicable to such other section or subsection of this Article 2) delivered herewith and dated as of the date hereof (the “Company Disclosure Schedule”), and organized with corresponding numbered sections and lettered subsections, as follows:
     2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to conduct its business as presently conducted and to own, use, license and lease its Assets and Properties. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as presently conducted and to own, use, license and lease its Assets and Properties. The Company and each Company Subsidiary is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that would not reasonably be expected to have a Company Material Adverse Effect. Section 2.1 of the Company Disclosure Schedule sets forth (i) each jurisdiction where the Company and each Company Subsidiary is so qualified, licensed or admitted to do business, and (ii) each other state or country in which the Company and each Company Subsidiary owns, uses, licenses or leases its Assets and Properties, or conducts business or has employees or engages independent contractors. The Company has delivered or made available a true, complete and correct copy of the certificate of incorporation and bylaws or any other organizational documents, as applicable, of Company and each Company Subsidiary, each as amended to date, to Parent.
     2.2 Authority.
          (a) The Company has full corporate power and authority to execute and deliver the Transaction Agreements to which it is a party and, subject to receiving the requisite approval and adoption of this Agreement from the holders of Company Capital Stock in accordance with the DGCL, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
          (b) The execution and delivery by the Company of the Transaction Agreements to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by the Board of Directors of the Company, and no other action on the part of the Board of Directors of the Company is required to authorize the execution and delivery by the Company of the Transaction Agreements to which it is a party or, subject to receiving the requisite approval and adoption of this Agreement from the holders of Company Capital Stock in accordance with the DGCL, the performance by the Company of its obligations hereunder or thereunder and the consummation by the Company of the transactions contemplated hereby and thereby.
          (c) As of the date hereof, the Board of Directors of the Company has unanimously (i) approved and deemed advisable this Agreement, the Escrow Agreement, the Voting Agreement, the Merger and the other transactions contemplated hereby and thereby, (ii) determined that this Agreement, the Escrow Agreement, the Voting Agreement, Merger and the other transactions contemplated hereby and thereby are in the best interests of the Company and the stockholders of the Company and are on terms that are fair to such stockholders and (iii) recommended that the stockholders of the Company

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approve and adopt this Agreement and the Escrow Agreement, and approve the Merger and the other transactions contemplated hereby and thereby for all purposes under the DGCL, the certificate of incorporation and bylaws of the Company and any Contracts between or among the Company and any Company Stockholders (the “Company Board Recommendation”). The Company and its Board of Directors and stockholders have taken all actions necessary such that the restrictive provisions of any Takeover Statute and any anti-takeover provision in the certificate of incorporation and bylaws of the Company or equivalent organizational documents of any Company Subsidiaries will not be applicable to any of the Company, any of the Company Subsidiaries, Parent or the Surviving Corporation, as a result of the execution and delivery of this Agreement, the Escrow Agreement and the Voting Agreement, the performance of the transactions contemplated hereby and thereby or the consummation of the Merger and the other transactions contemplated hereby or thereby.
          (d) The affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a single class, are the only votes of the holders of any shares of the Company Capital Stock that are necessary to approve this Agreement, the Escrow Agreement, the Merger and the other transactions contemplated hereby and thereby under applicable Law, the certificate of incorporation and bylaws of the Company (as amended in accordance with Section 1.4 of this Agreement) and any Contract between or among the Company and any Company Stockholders (collectively, the “Requisite Stockholder Approval”).
          (e) This Agreement, the Escrow Agreement and Voting Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by Parent, Merger Sub and all other parties hereto and thereto, this Agreement and the Escrow Agreement constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.
     2.3 Non-Contravention. The execution and delivery by the Company of this Agreement, the Escrow Agreement and Voting Agreement does not, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby do not (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Company or any Company Subsidiary, (b) subject to obtaining the Company Necessary Approvals, conflict with or result in a violation or breach of any Law or Order applicable to the Company or any Company Subsidiary or any of their respective Assets and Properties or (c) (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company to obtain any Approval of or give any notice to any Person, under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional right or entitlement to any increased, additional, accelerated or guaranteed payment or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any Company Subsidiary or any of their respective Assets and Properties under or (vii) result in the loss of any material benefit under any of the terms, conditions or provisions of any Company Material Contract to which the Company or any Company Subsidiary is entitled immediately prior to the Effective Time.
     2.4 Necessary Approvals.
          (a) No Approvals are required to be given to, or obtained by, the Company or any Company Subsidiary from any Governmental or Regulatory Authorities in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Agreements to

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which it is a party, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the terms hereof and (ii) such Approvals as may be required under applicable federal, state or foreign securities Laws.
          (b) Other than any Approvals set forth in Section 2.3 of the Company Disclosure Schedule, no Approvals are required to be given to, or obtained by, the Company or any Company Subsidiary from any Person other than Governmental or Regulatory Authorities in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Agreements to which it is a party, including any such Approvals that may be required to be given or obtained under the terms of any Company Material Contracts in order to prevent any violation of or default thereunder in connection with the consummation of the Merger and the other transactions contemplated hereby (collectively with the Approvals set forth in Section 2.4(a) of the Company Disclosure Schedule, the “Company Necessary Approvals”).
          (c) The Company (i) is the “ultimate parent entity” of the Company as defined in 16 C.F.R. 801.1 and the HSR Act, (ii) is not a manufacturer as defined in the HSR Act and (iii) did not hold total assets of $10,000,000 or more as shown on its most recent regularly prepared, balance sheet (including unaudited statements) and, therefore, is not a $10 million Person under the HSR Act.
     2.5 Company Capitalization.
          (a) The authorized capital stock of the Company consists only of 10,000,000 shares of Common Stock, par value $0.001 per share (the “Company Common Stock”), of which 3,940,527 shares of Common Stock are issued and outstanding. The Company has reserved 1,000,000 shares of Company Common Stock for issuance under the Company Stock Plan, 584,000 shares of which have been granted as options under the Company Stock Plan, and 416,000 shares of which remain available for issuance under the Company Stock Plan. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. No shares of Company Common Stock are held in treasury or are authorized or reserved for issuance.
          (b) The capitalization of the Company is as set forth on Section 2.5(b) of the Company Disclosure Schedule, which lists the name and state of residence of each holder of Company Common Stock and the numbers of shares of Company Common Stock held by each holder, as well as the total number of share of Company Common Stock outstanding.
          (c) No shares of Company Capital Stock are “restricted” or otherwise subject to a repurchase option, risk of forfeiture or other vesting or similar condition in favor of the Company under any applicable stock restriction agreement or other similar agreement with the Company.
          (d) Other than Company Stock Options, there are no outstanding subscriptions, warrants, options, call, commitments, agreements or other rights, written or oral, to acquire shares of Company Capital Stock or securities of any Company Subsidiaries. Section 2.5(d) of the Company Disclosure Schedule sets forth a list of all outstanding Company Stock Options and all Contracts to which the Company is a party that requires the Company to issue any Option with respect to any security of or interest in the Company. With respect to each Company Stock Option and each Contract to which the Company is a party to issue any Option or any other equity security with respect to the Company, Section 2.5(d) of the Company Disclosure Schedule sets forth the holder thereof, the type and number of securities issuable thereunder, and, if applicable, the exercise price therefor (and, with respect to Company Stock Options, whether such option is subject to Section 409A of the Internal Revenue Code,

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the exercise period and vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated). All of the Company Stock Options were granted in compliance with all applicable federal, state and foreign securities Laws. The terms of the Company Stock Plan and the applicable stock option agreements related to the outstanding Company Stock Options permit the assumption and issuance upon exercise of Parent ADSs as provided in this Agreement, without the consent or approval of the holders of such Company Stock Options or the parties to such stock option agreements, Company Stockholders or any other Person and without any acceleration of the exercise schedule or vesting provisions in effect for those Options. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Plan have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented, and there is no Contract to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent.
          (e) There are no preemptive rights or Contracts to issue preemptive rights with respect to the issuance or sale of Company Capital Stock created by statute, the certificate of incorporation or bylaws of the Company, or any Contract to which the Company is a party or to which it is bound and there are no Contracts to which the Company is a party pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Common Stock or Equity Equivalents.
          (f) Except for the Company’s certificate of incorporation the Company is not a party or subject to any Contract, and there are no Contracts between or among any Persons which affects, restricts or relates to voting, giving of any written consent, or dividend right with respect to or the transferability of any shares of Company Capital Stock, including any voting trust agreement or proxy.
          (g) There are no outstanding debt securities of the Company, whether or not convertible into shares of Company Capital Stock.
     2.6 Company Subsidiaries. Section 2.6 of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries as of the date hereof, indicating the name, jurisdiction of organization and the Company’s equity interest in, each such entity. Other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, joint venture or other business association or entity, other than securities of any publicly traded equity in amounts less than one percent (1%), which the Company holds in its investment portfolio. All of the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company free and clear of all Liens other than those imposed by applicable federal, state and foreign securities Laws and is validly issued, fully paid and nonassessable. There are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities (or securities convertible into or exchangeable for securities having such rights) of any such Company Subsidiary to any Person except the Company.
     2.7 Directors and Officers. The names of each director and officer of the Company and each of the Company Subsidiaries on the date hereof, and his or her position with the Company or the Company Subsidiary, as the case may be, are listed in Section 2.7 of the Company Disclosure Schedule.
     2.8 Organizational Documents; Books and Records. The minute books and stock record books and other similar records of the Company and each Company Subsidiary have been provided to Parent or its counsel prior to the execution of this Agreement, and are complete and correct in all respects. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, directors, committees of the Board of Directors of the Company and each Company Subsidiary from the date of the Company’s incorporation through the

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date hereof. Neither the Company nor any Company Subsidiary is in violation of any provision of its certificate of incorporation or bylaws or equivalent organizational documents.
     2.9 Company Financial Statements.
          (a) Section 2.9(a) of the Company Disclosure Schedule contains (i) unaudited consolidated balance sheets of the Company as of December 31, 2002, December 31, 2003 and December 31, 2004 (the “Company Balance Sheet”) and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows, in each case together with the notes thereto, for each of the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2005 and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows for the six months ended June 30, 2005 (the financial statements referenced in the foregoing clauses (i) and (ii) being referred to herein, collectively, as the “Company Financial Statements”).
          (b) The Company Financial Statements are correct and complete in all material respects. The unaudited Company Financial Statements (i) were derived from and accurately reflect the books and records of the Company, (ii) have been prepared in accordance with, and otherwise comply as to form with, GAAP applied on a consistent basis throughout the periods indicated and consistent with each other and (iii) are correct and complete in all material respects and represent fairly the consolidated financial condition of the Company and the Company Subsidiaries at the dates therein indicated and the consolidated results of operations, cash flows and stockholders’ equity of the Company and the Company Subsidiaries for the periods therein specified. The unaudited Company Financial Statements (i) were derived from and accurately reflect the books and records of the Company, (ii) have been prepared in accordance with, and otherwise comply as to form with, GAAP applied on a consistent basis throughout the periods indicated and consistent with each other except that they exclude footnotes and immaterial year end adjustments and (iii) fairly present in all material respects, the consolidated financial condition of the Company and the Company Subsidiaries at the dates therein indicated and the consolidated results of operations, cash flows and stockholders’ equity of the Company and the Company Subsidiaries for the periods therein specified. Since December 31, 2002, there has been no material change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company and the Company Subsidiaries not required by GAAP. The Company maintains and shall continue to maintain an adequate system of internal controls established and administered in accordance with GAAP.
          (c) The accounts and notes receivable of the Company and each Company Subsidiary reflected on the consolidated balance sheet of the Company as of June 30, 2005 included in the Company Financial Statements, and all accounts and notes receivable arising subsequent to June 30, 2005, (i) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity, (iii) are not subject to any valid set-off or counterclaim and (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, subject to returns pursuant to warranties provided to the Company in conjunction with the licensing of software, the aggregate value of which returns attributable to products licensed prior to June 30, 2005 will not exceed the amount reserved therefor on the Company Balance Sheet, and the aggregate value of which returns attributable to products licensed after June 30, 2005 and through the Closing Date will not exceed $50,000. The accounts and notes receivable of the Company and each

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Company Subsidiary and the number of days such accounts and notes receivable were outstanding as of July 31, 2005 are set forth in Section 2.9(c) of the Company Disclosure Schedule.
          (d) Neither the Company nor any Company Subsidiary has any Liabilities of a nature required to be set forth on a balance sheet prepared in accordance with GAAP other than (i) those set forth or adequately provided for in the Company Balance Sheet, (ii) those incurred by the Company since December 31, 2004 in the ordinary course of business consistent with past practice, which do not result from any breach of Contract, tort or violation of Law and (iii) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Company Balance Sheet, the Company has no “off balance sheet” Liability to, or any financial interest in, any third party or entities, the purpose of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt or other Liability expenses of the Company.
          (e) Neither the Company, any Company Subsidiary nor the Company’s independent auditors, nor to the Company’s Knowledge, any current or former employee, consultant or director of the Company or any Company Subsidiary, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants directors of the Company or any Company Subsidiary who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Company Subsidiary, or any claim or allegation regarding any of the foregoing. Neither the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any Company Subsidiary, has reported to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company any Company Subsidiary or any of their respective officers, directors, employees or agents.
          (f) Section 2.9(f) of the Company Disclosure Schedule contains a true and correct list of all Indebtedness of the Company and any Company Subsidiary, including, for each item of Indebtedness for money borrowed, the agreement governing such Indebtedness, and the interest rate, maturity date and any Assets or Properties securing such Indebtedness. All Indebtedness of the Company or any Company Subsidiary for borrowed money may be prepaid at the Closing without penalty under the terms of the Contracts governing such Indebtedness.
     2.10 Absence of Changes. Since December 31, 2004 through the date hereof:
          (a) there has not been, occurred or arisen any Company Material Adverse Effect or any occurrences or events that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
          (b) neither the Company nor any Company Subsidiary has entered into, approved or resolved to enter into any Contract in connection with any transaction involving a Business Combination;
          (c) neither the Company nor any Company Subsidiary has altered or entered into any Contract or other commitment to alter, its debt or equity interest in any corporation, association, joint venture, partnership or business entity in which the Company or any Company Subsidiary directly or indirectly holds any interest (or any right to acquire any interest) on the date hereof;

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          (d) neither the Company nor any Company Subsidiary has entered into any Contract involving a strategic alliance, joint development or joint marketing arrangement;
          (e) neither the Company nor any Company Subsidiary has entered into any transaction with any officer, director, stockholder, Affiliate or Associate of the Company or any Company Subsidiary other than the payment of salaries for employment and reimbursement of travel and other expenses, each in the ordinary course of business consistent with past practice;
          (f) neither the Company nor any Company Subsidiary has (i) declared or set aside or paid any dividend on or made any other distribution (whether in cash, stock or property) in respect of any Company Capital Stock or Equity Equivalent, (ii) effected or approved any split, combination or reclassification of any Company Capital Stock or Equity Equivalent, (iii) issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any Company Capital Stock or Equity Equivalent or (iv) repurchased, redeemed or otherwise acquired, directly or indirectly, any Company Capital Stock or Equity Equivalent, except repurchases of Company Capital Stock pursuant to agreements with Company employees, officers, directors and consultants or any Company Subsidiary employees, officers, directors and consultants relating to repurchases at cost upon termination of service with the Company or any Company Subsidiary, as the case may be;
          (g) except for (i) the issuance of shares of Company Capital Stock upon exercise of then-outstanding Company Stock Options or (ii) the granting prior to the date hereof of Company Stock Options available for grant under the Company Stock Plan in the ordinary course of business to employees hired after the December 31, 2004 who are not officers of the Company or any Company Subsidiary on terms and in amounts consistent with past practice: (A) the Company has not issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any Company Capital Stock or Equity Equivalents; (B) the Company has not modified, waived or amended terms, or the rights of any holder, of any outstanding Company Capital Stock or Equity Equivalent (including to reduce or alter the consideration to be paid to the Company upon the exercise of any outstanding Company Stock Option or other Equity Equivalent); (C) there has not been any agreement, arrangement, plan or understanding with respect to any such modification, waiver or amendment; and (D) the Company has not granted any Option with an exercise price of less than the fair market value of Company Common Stock on the date the Option was granted (as determined reasonably and in good faith by the Company’s Board of Directors following good faith consultation and consistent with the advice, if any, provided by the Company’s independent accountants);
          (h) there has not been any amendment to the Company’s certificate of incorporation or bylaws or the certificate of incorporation or bylaws or other organizational documents of any Company Subsidiary;
          (i) neither the Company nor any Company Subsidiary has made or agreed to make any transfer (by way of a License or otherwise) to any Person of any right to any Company Intellectual Property, other than (i) non-exclusive licenses granted in the ordinary course of business consistent with past practice through the use of agreements that do not materially deviate from the forms of agreement previously provided to Parent and (ii) Contracts entered into solely for the purpose of providing the parties to such Contracts with confidentiality and nondisclosure rights and obligations (e.g., nondisclosure agreements);
          (j) the Company and each Company Subsidiary has taken all actions required to maintain, renew, or enforce any Company Registered Intellectual Property, including submission of required documents or fees during the prosecution of patent, trademark or other applications for Registered Intellectual Property rights;

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          (k) neither the Company nor any Company Subsidiary has made or agreed to make any disposition or sale of, waiver of any right to, license or lease of, or incurrence of any Lien on, any Asset and Property of the Company or any Company Subsidiary, except (i) Assets and Properties having an aggregate fair market value of less than $10,000 or (ii) non-exclusive licenses granted in the ordinary course of business consistent with past practice through the use of agreements that do not materially deviate from the forms of agreement previously provided to Parent;
          (l) neither the Company nor any Company Subsidiary has made or agreed to make any purchase of any Asset and Property of any Person, other than (i) acquisitions of inventory or licenses of products in the ordinary course of business consistent with past practice and (ii) other acquisitions in an amount not exceeding twenty thousand dollars ($20,000) in the case of any individual item or fifty thousand dollars ($50,000) in the aggregate;
          (m) neither the Company nor any Company Subsidiary has made or agreed to make any capital expenditure or commitment for additions to property, plant or equipment of the Company or any Company Subsidiary constituting capital assets in an amount exceeding twenty thousand dollars ($20,000) in the case of any individual expenditure or fifty thousand dollars ($50,000) in the aggregate;
          (n) neither the Company nor any Company Subsidiary has made or agreed to make any write-off or write-down, any determination to write off or write-down, or revalue, any of their respective Assets and Properties, or change any reserves or liabilities associated therewith;
          (o) neither the Company nor any Company Subsidiary has made or agreed to make payment, discharge or satisfaction, of any Liability (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business;
          (p) neither the Company nor any Company Subsidiary has failed to pay or otherwise satisfy any Liability of the Company or any Company Subsidiary, as the case may be, except (i) Liabilities that are not past due or (ii) Liabilities that are immaterial in amount, individually and in the aggregate, which are being contested in good faith by appropriate means or procedures;
          (q) neither the Company nor any Company Subsidiary has incurred any Indebtedness or guaranteed any Indebtedness in an amount exceeding twenty thousand dollars ($20,000) in any individual case or fifty thousand dollars ($50,000) in the aggregate or issued or sold any debt securities of the Company or any Company Subsidiary or guaranteed any debt securities of any other Person;
          (r) neither the Company nor any Company Subsidiary has granted or paid or made any commitment to pay any discretionary or stay bonus, severance or termination payment or any additional compensation to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, or any other additional compensation to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary;
          (s) neither the Company nor any Company Subsidiary has granted, approved or implemented any increase of greater than five percent (5%) in salary, rate of commissions, rate of consulting fees or any other compensation (whether through a current or future plan or otherwise) of any current or former officer, director, stockholder, employee, independent contractor or consultant of the Company or any Company Subsidiary, as the case may be;
          (t) neither the Company nor any Company Subsidiary has adopted, entered into, amended, modified or terminated (partially or completely) any Company Employee Plan;

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          (u) neither the Company nor any Company Subsidiary has made or changed any material election in respect of any Tax, adopted or changed any accounting method in respect of any Tax, entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of any Tax, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Tax with any Taxing Authority or otherwise;
          (v) neither the Company nor any Company Subsidiary has made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);
          (w) neither the Company nor any Company Subsidiary has made any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;
          (x) there has not been any commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its affairs, or any reasonable basis for any of the foregoing;
          (y) neither the Company nor any Company Subsidiary has made any representation or proposal to, or engaged in any substantive discussion with, any holder (or any representative of any holder) of any Indebtedness, or to or with any Person which has issued a letter of credit which benefits the Company or any Company Subsidiary, other than in the ordinary course of business; and
          (z) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company or any Company Subsidiary in an amount exceeding ten thousand dollars ($10,000) in the case of any individual item or twenty-five thousand dollars ($25,000) in the aggregate.
     2.11 No Undisclosed Liabilities. Except as reflected or reserved against in the Company Financial Statements (including the notes thereto), the Company has no material Liability (whether or not required to be reflected in financial statements in accordance with GAAP) that, individually or in the aggregate (i) has not been reflected in the Company Balance Sheet, or (ii) has not arisen in the ordinary course of business consistent with past practices since December 31, 2004.
     2.12 Taxes.
          (a) All Tax Returns required to have been filed by or with respect to the Company and each Company Subsidiary or any affiliated, consolidated, combined, unitary or similar group of which the Company is or was a member have been duly and timely filed, and each such Tax Return correctly and completely reflects the Tax liability and all other information required to be reported thereon. All such Tax Returns are true, complete and correct in all respects. All Taxes due and payable by the Company or any Company Subsidiary, whether or not shown on any Tax Return or claimed to be due by any Taxing Authority, have been paid or accrued on the Company Financial Statements.
          (b) Neither the Company nor any Company Subsidiary has any Liability for any unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, other than any Liability for unpaid Taxes that may have accrued since June 30, 2005 in connection with the operation of the business of the Company or any Company Subsidiary in the ordinary course.

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          (c) The Company is not a party to any agreement extending the time within which to file any Tax Return. No claim has ever been made by a Taxing Authority of any jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction.
          (d) The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder or independent contractor or otherwise accrued such Taxes on the Company Financial Statements.
          (e) The Company has not received any demand for payment or notice of assessment of, and does not have Knowledge of any action by any Taxing Authority in connection with assessing, additional Taxes against or in respect of it or any Company Subsidiary for any past period. There is no dispute or claim concerning any Tax Liability of the Company threatened, claimed, raised or assessed by any Taxing Authority. There are no Liens for Taxes upon the Assets and Properties of the Company other than Permitted Liens. Section 2.12(e) of the Company Disclosure Schedule lists those Tax Returns, if any, of the Company and each Company Subsidiary that have been audited or examined by Taxing Authorities, and indicates those Tax Returns of the Company and each Company Subsidiary that currently are the subject of audit or examination. The Company has delivered to Parent complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company and each Company Subsidiary since the fiscal year ended December 31, 2002.
          (f) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return required to be filed by, or which includes or is treated as including, the Company or with respect to any Tax assessment or deficiency affecting the Company or any Company Subsidiary.
          (g) The Company has not received any written ruling related to Taxes or entered into any closing or similar agreement with a Taxing Authority relating to Taxes.
          (h) The Company has no liability for any Tax of any Person other than the Company (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.
          (i) The Company (i) has neither agreed to make nor is required to make any adjustment under Section 481 of the Internal Revenue Code or any comparable provision under state or non-U.S. Tax laws as a result of transactions, events or accounting methods employed by the Company prior to the Merger, and (ii) is not a “consenting corporation” within the meaning of Section 341(f)(1) of the Internal Revenue Code.
          (j) The Company is not a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.
          (k) The Company is not involved in, subject to, or a party to any joint venture, partnership, Contract or other arrangement that is treated as a partnership for federal, state, local or foreign Tax purposes.
          (l) Neither the Company nor any Company Subsidiary has been a member of any “affiliated group” (as defined in Section 1504(a) of the Internal Revenue Code) other than the affiliated group of which Company is the “parent.”

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          (m) The Company has not made any payment, is not obligated to make any payment, and is not a party to any Contract covering any current or former employee or consultant of the Company that could require it or any successor to make or give rise to any payment that is not deductible as a result of Section 280G of the Internal Revenue Code or the Treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Internal Revenue Code.
          (n) The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Internal Revenue Code.
          (o) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Internal Revenue Code.
          (p) Neither the Company nor any Company Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter,” “listed transaction” or “reportable transaction” as defined in Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Internal Revenue Code or the Treasury Regulations promulgated thereunder, including, but not limited to, transactions identified by the IRS by notice, regulation or other form of published guidance as set forth in Treasury Regulations Section 1.6011-4(b)(2).
     2.13 Actions and Proceedings.
          (a) There is no Action or Proceeding pending or, to the Company’s Knowledge, threatened against, relating to or affecting the Company, any Company Subsidiary or any of their respective Assets and Properties. Neither the Company nor any Company Subsidiary has received notice, and does not otherwise have Knowledge of, any Order outstanding against the Company or any Company Subsidiary. To the Company’s Knowledge, there is no active dispute (whether or not involving any threat of litigation) that alone or together with other facts and circumstances, would reasonably be expected to give rise to any Action or Proceeding against, relating to or affecting the Company, any Company Subsidiary or any of their respective Assets and Properties.
          (b) No claim for indemnification has been made by any Company Indemnified Parties or any director or officer of any Company Subsidiary and, to the Company’s Knowledge, no basis exists for any such claim for indemnification.
          (c) Section 2.13(c) of the Company Disclosure Schedule sets forth all Actions or Proceedings against, relating to or affecting, the Company, any Company Subsidiary or any of their respective Assets and Properties at any time.
          (d) The Company has delivered to Parent all responses of counsel for the Company or any Company Subsidiary to any requests made to the Company to provide to its independent auditors for information regarding the Actions and Proceedings set forth in Sections 2.13(a) - (c), inclusive, of the Company Disclosure Schedule (together with any updates provided by such counsel).
     2.14 Compliance with Laws and Orders.
          (a) Neither the Company, any Company Subsidiary nor, to the Company’s Knowledge, any of their respective directors, officers, Affiliates, agents or employees has violated in any material respect or is currently in default or violation in any material respect under, any Law or Order applicable to the Company, any Company Subsidiary or any of their respective Assets and Properties, and

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neither the Company nor any Company Subsidiary has Knowledge of any claim of any such violation or default.
          (b) Neither the Company or any Company Subsidiary nor, to the Company’s Knowledge, any agent, employee or other Person associated with or acting on behalf of the Company or any Company Subsidiary has, directly or indirectly, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
          (c) The Company and each Company Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including the Export Administration Act and implementing Export Administration Regulations. There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Company Subsidiary with respect to such export licenses or other approvals. To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Company Subsidiary’s export transactions that would reasonably be expected to give rise to any future claims.
          (d) The operation of the business of the Company and each Company Subsidiary as presently conducted, including the Company’s and each Company Subsidiary’s design, development, use, import, manufacture and sale of products, technologies or services does not in any material respect, and, when conducted in substantially same manner following the Closing, will not constitute unfair competition or an unfair trade practice under any Law (excluding only those Laws that may come into existence or changes in Law taking effect following Closing) and neither the Company nor any Company Subsidiary has received any notice, from any Person claiming that such operation or any act, product, technology or service (including products, technologies and services currently under development) of the Company or any Company Subsidiary constitutes unfair competition or trade practices under such Laws.
     2.15 Approvals and Permits. The Company and each Company Subsidiary has obtained all Approvals from Governmental or Regulatory Authorities that are necessary to conduct the business as presently being conducted by the Company or the applicable Company Subsidiary, as the case may be, and neither the Company nor any Company Subsidiary has received any notice of any material violation or material non-compliance with any such Approvals. All material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company or any Company Subsidiary as it is currently being conducted have been previously provided to Parent.
     2.16 Employee Benefit Matters.
          (a) Benefit Plans; Employment Agreements. Section 2.16(a) of the Company Disclosure Schedule contains an accurate and complete list of each current and former Company Employee Plan and each current and former Employment Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, International Employee Plan or Employment Agreement, to modify any Company Employee Plan, International Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employment Agreement.

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          (b) Documents. The Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Internal Revenue Code in connection with each Company Employee Plan; (iv) all written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts; (v) if the Company Employee Plan or International Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (vi) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vii) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all material correspondence to or from any governmental agency relating to any Company Employee Plan; and (x) all COBRA forms and related notices (or such forms and notices as required under comparable law); (xi) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years.
          (c) Employee Plan Compliance.
               (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code.
               (ii) Each Company Employee Plan intended to qualify under Section 401(a) of the Internal Revenue Code and each trust intended to qualify under Section 501(a) of the Internal Revenue Code has received a favorable determination letter (or opinion letter valid as to the adopting employer) from the IRS with respect to each such Company Employee Plan as to its qualified status under the Internal Revenue Code, including all amendments to the Internal Revenue Code made by tax legislation prior to the Economic Growth and Tax Relief Reconciliation Act of 2001.
               (iii) No “prohibited transaction,” within the meaning of Section 4975 of the Internal Revenue Code or Sections 406 and 407 of ERISA and not otherwise exempt under Section 4975 of the Internal Revenue Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan.
               (iv) There are no actions, suits or claims pending, or, to the Company’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.
               (v) Each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses).

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               (vi) There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge or Knowledge of any of its ERISA Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan.
               (vii) Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Internal Revenue Code.
               (viii) The Company does not maintain, sponsor, participate in or contribute to or have any Liability for any self-insured plan that provides benefits to Employees (including, without limitation, any such plan to which a stop-loss policy or contract applies).
          (d) Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, contributed to or has any Liability with respect to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.
          (e) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any Multiemployer Plan, or to any plan described in Section 413 of the Internal Revenue Code.
          (f) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.
          (g) Health Care Compliance. Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or the requirements of the Health Insurance Portability and Accountability Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.
          (h) Effect of Transaction.
               (i) The execution of the Transaction Agreements and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
               (ii) No payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Internal Revenue Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Internal Revenue Code.
          (i) Employment Matters. The Company: (i) is in compliance in all respects with all applicable foreign, federal, state and local Laws, rules and regulations respecting employment,

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employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no liabilities for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Company’s Knowledge, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.
          (j) Labor. No work stoppage or labor strike against the Company is pending or, to the Company’s Knowledge, threatened or reasonably anticipated. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Company’s Knowledge, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.
          (k) International Employee Plan. The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.
     2.17 Employee Matters.
          (a) Each Person who is an employee of the Company or any Company Subsidiary is employed “at will.” Each Person who is an independent contractor of the Company or any Company Subsidiary is properly classified as an independent contractor for purposes of all employment-related Laws and all Laws concerning the status of independent contractors. Section 2.17(a) of the Company Disclosure Schedule sets forth, individually and by category, the name of each officer, employee, independent contractor and consultant of the Company or any Company Subsidiary, together with his or her position or function, annual base salary or wage and any applicable incentive, severance or bonus arrangements. The completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Company or any Company Subsidiary to any current or former officer, director, or employee of, or consultant to, the Company or any Company Subsidiary and, to the Company’s Knowledge, no employee of the Company or any Company Subsidiary set forth on Section 2.17(a) of the Company Disclosure Schedule has an intent to terminate his or her relationship with the Company or any Company Subsidiary, for any reason, including because of the consummation of the transactions contemplated by this Agreement.
          (b) Neither the Company nor any Company Subsidiary has any outstanding loan agreements providing loans to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary.
          (c) To the Company’s Knowledge, no officer, employee or consultant of the Company or any Company Subsidiary is bound by, subject to or obligated under any Contract or subject to any Order or Law that would interfere with the Company’s or any Company Subsidiary’s business as

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conducted or as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s or any Company Subsidiary’s business as conducted or as proposed to be conducted, nor any activity of such officers, employees or consultants in connection with the carrying on of the Company’s or any Company Subsidiary’s business as conducted or as proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any right under any Contract or other agreement under which any such officer, employee or consultant is now bound.
     2.18 Real Property.
          (a) Section 2.18(a)(i) of the Company Disclosure Schedule contains a true and correct list of (i) each parcel of real property currently leased, utilized and/or operated by the Company or any Company Subsidiary (the “Leased Real Property”) and (ii) all Liens securing any obligation of the Company relating to or affecting the Leased Real Property, except Permitted Liens. Except as described in Section 2.18(a)(ii) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns or has ever owned, leased or used any real property, other than the Leased Real Property and Company- or Company Subsidiary-owned leasehold improvements, if any, on the Leased Real Property.
          (b) Subject to the terms of their respective leases, the Company or the Company Subsidiary that is a party to a Lease Document for any parcel of Leased Real Property (the “Company Lessee”) has a valid and subsisting leasehold estate in and the right to quiet enjoyment of each of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto. Each of the Lease Documents is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company Lessee and of each other Person that is a party thereto, subject to proper authorization and execution of such Lease Documents by the other parties thereto and the application of any bankruptcy laws. The Company Lessee has performed all obligations on its part to be performed under the terms of each Lease Document, no notice of any default has been given or received by the Company Lessee and, to the Knowledge of the Company and/or the Company Lessee, no circumstance exists or, after notice or lapse of time or both, would exist that would constitute a default by any party under any Lease Document. Neither the Company nor any Company Subsidiary owes (or upon satisfaction of any condition will owe) any brokerage commissions, finder’s fees or other consideration for real estate broker or consultant services with respect to any such Leased Real Property. The Company has no obligations that have not been fully performed with respect to any Other Real Property.
          (c) To the Knowledge of the Company and/or the Company Lessee, all improvements and equipment on the Leased Real Property (i) comply with and are operated in accordance with applicable Legal Requirements and all applicable Liens, Approvals, Contracts, covenants and restrictions and (ii) are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and such improvements are in all material respects complete, adequate and suitable for the conduct of the Company’s business and the other present uses thereof.
          (d) There is no condemnation, appropriation, Action or Proceeding, Order or foreclosure pending or, to the Knowledge of the Company and/or the Company Lessee, threatened against any of the Leased Real Property or any of the appurtenances or improvements therefor.
          (e) True and correct copies of all leases, subleases, assignment or other documents relating to the Leased Real Property, including subordination, recognition and attornment agreements with lenders and listing agreements with brokers (collectively the “Lease Documents”) have been delivered to Parent. Neither the Company nor any Company Lessee has entered into any sublease,

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license, assignment of Lease or other Contract binding upon the Leased Real Property or relating thereto, other than Contracts entered into for services to the Leased Real Property in the ordinary course of business that are terminable without penalty to the Company. Other than the Company, the Company Lessee and the landlords under the Lease Documents, to the Knowledge of the Company and/or the Company Lessee, there are no parties in possession or parties having any current or future right to occupy any of the Leased Property.
     2.19 Tangible Personal Property. The Company and each Company Subsidiary is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property used in or otherwise required for the conduct of its business, including all tangible personal property reflected on the Company Balance Sheet and tangible personal property acquired since December 31, 2004, other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property (including plant, property and equipment) is free and clear of all Liens, is located on Leased Real Property and is adequate and suitable in all material respects for the conduct by the Company or the applicable Company Subsidiary of their respective businesses as presently conducted.
     2.20 Intellectual Property.
          (a) Section 2.20(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property and lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the PTO or equivalent authority anywhere in the world) to which the Company or a Company Subsidiary is a party (or for which the Company or a Company Subsidiary has received notice) and related to any of the Company Registered Intellectual Property other than proceedings related to the prosecution of patents and trademarks in the ordinary course. Section 2.20(a) of the Company Disclosure Schedule also lists any Registered Intellectual Property owned by, filed in the name of, assigned to or applied for, by the Company or a Company Subsidiary within the past five (5) years, even if such Registered Intellectual Property is no longer owned by the Company or a Company Subsidiary (e.g., abandoned applications for patents or trademark registrations, or patents or trademark registrations allowed to lapse).
          (b) For each item of Company Registered Intellectual Property all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, except where the failure to do the foregoing would not prejudice the Company’s and/or Company Subsidiary’s rights in such Company Registered Intellectual Property. There are no actions that must be taken by the Company within 180 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.
          (c) To the Company’s Knowledge there are no facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, to the Company’s Knowledge there is no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property. The Company has not misrepresented, or failed to disclose, and to the Company’s Knowledge, there have not been any misrepresentations of or failures to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property

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that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Intellectual Property.
          (d) The Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other Person. No Person currently has any exclusive right to use any Company Intellectual Property. Neither the Company nor any of its Subsidiaries has permitted the Company’s or any of its Subsidiaries’ rights in any Company Intellectual Property to enter into the public domain.
          (e) The Company owns all Company Intellectual Property created by or for it, with no obligation (contingent or otherwise) to assign it, or any improvements thereto, made by or for the Company or its Subsidiaries to any third Person. No third Person who has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company. All Company Intellectual Property is, and following the Closing will be, fully licensable, transferable and assignable without restriction or payment to any third Person.
          (f) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.20(a) of the Company Disclosure Schedule is owned exclusively by the Company and is free and clear of all Liens. Except with respect to the copyrights in software licensed to the Company by a third Person and identified on Section 2.20(f) of the Company Disclosure Schedule, the Company owns exclusively, and has good title to, each copyrighted work that is a Company Product.
          (g) To the extent that any material Intellectual Property or Company Product has been developed or created by any Person other than the Company or its Subsidiary, the Company has a written agreement with such Person with respect thereto (except where such work was authored by Company employees creating works of authorship within the scope of their employment) and the Company either (i) has obtained ownership of, and is the exclusive owner of, all such Intellectual Property and Intellectual Property Rights by operation of law or by valid assignment of any such rights or (ii) has obtained a license under or to such Intellectual Property sufficient to conduct the business of the Company and its Subsidiaries and to transfer such Licenses in connection with the transactions contemplated by this Agreement for the benefit of the Parent and the Surviving Corporation.
          (h) Section 2.20(h) of the Company Disclosure Schedule lists all Company Products. To the Company’s Knowledge, each Company Product has been and is in conformity with all applicable contractual commitments and all express and implied warranties. The Company does not have any liability or obligation (and to Company’s Knowledge, there is no current reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability or obligation) for replacement or repair thereof or other damages in connection therewith.
          (i) No (i) Product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company, constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.
          (j) Section 2.20(j) of the Company Disclosure Schedule identifies with respect to each Company Product each item of Intellectual Property (including any software component) or Intellectual Property Rights obtained or licensed from a third Person that is or was (i) used in the creation

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or maintenance such Company Product, (ii) incorporated in, distributed or licensed with, or otherwise required for, such Product, or used or required to provide services constituting or relating to a Company Product. In addition, for each such item listed in Section 2.20(j) of the Company Disclosure Schedule, such Section also lists the Contract or License under which such third Person has licensed such Intellectual Property or Intellectual Property Rights to Company or any Company Subsidiary.
          (k) None of the Company Intellectual Property or Company Products is subject to (i) any Order to which Company or its Subsidiaries is a party or (ii) any Action or Proceeding to which Company or its Subsidiaries is a party that could be reasonably be expected to result in an Order, that in either case restricts the use, transfer or licensing of such Company Intellectual Property by the Company or any Company Subsidiary or in which the validity, use or enforceability of such Company Intellectual Property is being (or has been) challenged or contested.
          (l) Section 2.20(l) of the Company Disclosure Schedule lists all material Contracts and Licenses (including all inbound and outbound Licenses) to which the Company or any Company Subsidiary is a party with respect to any Intellectual Property or Intellectual Property Rights excluding only (i) Contracts entered into solely for the purpose of providing the parties to such Contracts with confidentiality and nondisclosure rights and obligations (e.g., non-disclosure agreements) and (ii) Mass-Market Agreements entered into by the Company or a Company Subsidiary.
          (m) Neither Company nor any Company Subsidiary is in breach of or has failed to perform under, any Contracts and Licenses (including all inbound and outbound Licenses) to which the Company or any Company Subsidiary is a party with respect to any Intellectual Property or Intellectual Property Rights and, to the Company’s Knowledge, no other party to any such Contract or License is in breach thereof or has failed to perform thereunder. There is no Contract or License between the Company or any Company Subsidiary and any other Person with respect to Intellectual Property or Intellectual Property Rights under which there is any outstanding dispute (and to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to lead to a dispute) regarding the scope of such Contract or License, or performance under such Contract or License, including with respect to any material payment to be made or received by the Company or any Company Subsidiary thereunder.
          (n) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. To Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
          (o) The operation of the business of the Company and each Company Subsidiary as conducted prior to the date hereof and as presently conducted (including the Company’s and each Company Subsidiary’s design, development, use, import, manufacture and sale of products, technologies or services) has not, does not, and when conducted in substantially the same manner following the Closing will not, in any respect (i) infringe or misappropriate the Intellectual Property Rights of any Person or (ii) violate any term or provision of any License or Contract concerning such Intellectual Property or Intellectual Property Rights and neither the Company nor any Company Subsidiary has received notice from any Person claiming that such operation or any act, product, technology or service of the Company or any Company Subsidiary infringes or misappropriates the Intellectual Property or

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Intellectual Property Rights of any Person, including notice of third-party Patent or other Intellectual Property Rights from a potential licensor of such rights.
          (p) The Company has all requisite right, title and interest in, or valid and enforceable rights under Contracts or Licenses to use, all Intellectual Property necessary to the conduct of its business as presently conducted and as conducted in substantially the same manner following the Closing, including with respect to the design, development, distribution, marketing, manufacture, use, import, license and sale of the Company Products, and following the Closing Parent and Company and Surviving Corporation shall continue to have all such rights and licenses.
          (q) To the Company’s Knowledge, no Person is infringing or misappropriating any Company Intellectual Property.
          (r) The Company has taken all commercially reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company and any Company Subsidiary or provided by any other Person to the Company or any Company Subsidiary subject to a duty of confidentiality. Without limiting the generality of the foregoing, the Company and each Company Subsidiary has, and enforces, a policy requiring each employee, consultant and independent contractor involved in the creation of Intellectual Property related to the Company Products to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the forms set forth in or attached to Section 2.20(r) of the Company Disclosure Schedule, and all current and former employees, consultants and independent contractors of the Company and each Company Subsidiary involved in the creation of material Intellectual Property or Intellectual Property Rights for Company or any Company Subsidiary have executed such an agreement (or an agreement generally conforming to a predecessor form where the terms of such predecessor form related to confidentiality and the assignment of Intellectual Property Rights are not less protective of Intellectual Property Rights than the analogous terms in the form of agreements disclosed in Section 2.20(r) of the Company Disclosure Schedule). Copies of all such agreements with employees have been provided to Parent or made available to Parent for review.
          (s) No License or Contract to which Company or any Company Subsidiary is a party will, as a result of this the Transaction Agreements nor any transaction contemplated by the Transaction Agreements, result in (i) Parent granting any right or license with respect to the Intellectual Property or Intellectual Property Rights of Parent to any Person, (ii) Parent being bound by any non-compete, exclusivity, “most favored nation” or similar type favorable pricing covenant, covenant not to sue or assert territorial restriction, obligation to supply, purchase, or market, or right of first refusal or negotiation or (iii) Parent or the Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
          (t) Schedule 2.20(t) of the Disclosure Schedule sets forth all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (“GPL”), GNU Lesser General Public License (“LGPL”), Mozilla Public License (“MPL”), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (“SCSL”), the Sun Industry Standards License (“SISL”) and the Apache License) (“Open Source Materials”) used by the Company in any way, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company). Except as set forth on Schedule 2.20(t) of the Disclosure Schedule, the Company has not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property; (b) distributed Open Source Materials in conjunction with any Company Intellectual

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Property; or (c) used Open Source Materials that create, or purport to create, obligations for the Company with respect to Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge).
          (u) Section 2.20(u) of the Company Disclosure Schedule lists all Contracts and Licenses between the Company or any Company Subsidiary and any other Person pursuant to which Company or any Company Subsidiary has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or any Company Subsidiary or such other Person of the Intellectual Property of any Person other than the Company. Except as disclosed pursuant to the previous sentence, the Company has no material obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or any Company Subsidiary or such other Person of the Intellectual Property of any Person other than the Company.
          (v) The Company Financial Statements reflect accurately the expenses of the Company and its Subsidiaries during the periods set forth therein for any (i) warranties or indemnities relating to products or services or (ii) service level guarantees, assurances, or other contractual commitments under which the Company would be liable for payment of any liquidated damages or penalties in the event of a breach. The methodology used by the Company for estimating its expenses for the items set forth in the immediately preceding sentence have not been revised since December 31, 2004 and the Company Financial Statements as of December 31, 2004 reflected the Company’s good faith estimate of future expenses of such nature for its obligations as of that date.
          (w) The Company has not intentionally included into any Company Products any undisclosed disabling codes or instructions, “back doors,” “time bombs,” “Trojan horses,” “worms,” “drop dead devices,” “viruses” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Products or the unauthorized collection or erasure of data with respect to the users of such Company Products.
          (x) For purposes of this Section 2.20(x):
               “Company Sites” means the following Company sites on the World Wide Web: www.infommersion.com and www.xcelsius.com; and
               “Privacy Statements” means, collectively, any and all of the Company’s privacy policies published on the Company Sites or otherwise made available by Company regarding the collection, retention, use and distribution of the information of third Persons, including, without limitation, from visitors to any of the Company Sites (“Users”).
               (i) The Company: (a) complies, and has always complied, in all material respects with the Privacy Statements as applicable to information collected by the Company from Users; (b) complies in all material respects with all applicable United States and foreign privacy laws and regulations regarding the collection, retention, use and disclosure of personal information; and (c) takes reasonable measures to protect and maintain the confidential nature of the personal information provided to the Company by Users, in accordance with the terms of the applicable Privacy Statements.

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               (ii) The Company’s collection, retention, use and distribution of all personal information collected by the Company from Users is governed by the Privacy Statement pursuant to which the data was collected. All versions of the Privacy Statements are substantially in the form attached hereto in Schedule 2.20(x) of the Disclosure Schedule.
          (y) To the Company’s Knowledge, no claims or controversies have arisen regarding the Privacy Statements or the implementation thereof
          (z) The execution, delivery and performance of the Transaction Agreements, including the transfer of information to, and reasonable use of such information by, the Surviving Corporation, will not cause Company, its Subsidiaries, Surviving Corporation or the Parent to violate any Laws relating to privacy or cause a breach of the Company’s and its Subsidiaries’ applicable Privacy Policies.
     2.21 Contracts.
          (a) As of the date hereof, neither the Company nor any Company Subsidiary is a party to or otherwise bound by any of the following Contracts (including the Contracts referenced or described in Section 2.20(f), Section 2.20(j), Section 2.20(l) or Section 2.20(u), each a “Company Material Contract” and collectively, the “Company Material Contracts”):
               (i) any dealer, distributor, sales, agency, strategic alliance, reseller, development or other similar Contracts;
               (ii) any marketing, advertising or other similar Contracts that requires either party to expend more than twenty-five thousand dollars ($25,000) over the remaining life of the Contract (including any automatic renewals or extensions thereof);
               (iii) any Contracts providing for the purchase of materials, supplies, equipment or services involving in the case of any such Contact more than twenty-five thousand dollars ($25,000) over the remaining life of the Contract (including any automatic renewals or extensions thereof);
               (iv) any Contracts providing for the sale or other issuance of any Company Capital Stock or any Option to acquire Company Capital Stock;
               (v) any Contracts providing for Indebtedness of the Company or any Company Subsidiary;
               (vi) any Contracts providing for the provision of a loan of money to any third Person;
               (vii) any standstill or similar Contract;
               (viii) any Contracts providing for a guarantee, support, indemnification, assumption or endorsement of, or other similar commitment with respect to, the Liabilities or Indebtedness of any third party;
               (ix) any Contracts providing for currency exchange, commodities or other similar hedging arrangements;

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               (x) any Contracts involving leasing arrangements (whether or not of the type required to be capitalized in accordance with GAAP), whether involving real or personal property, except for personal property leases that provide for payments of less than ten thousand dollars ($10,000) annually;
               (xi) any Contracts providing for capital expenditures in excess of twenty-five thousand dollars ($25,000) in any individual case;
               (xii) any Contracts limiting the freedom of the Company or any Company Subsidiary to engage in any line of business or to compete with any other Person;
               (xiii) any Contracts granting any exclusive rights, most-favored customer or other similar rights, rights of first refusal or other similar rights, or otherwise limiting the rights of the Company to sell, distribute or manufacture any products or services;
               (xiv) any Contracts of the nature described in Section 2.23; (xv) any Employment Agreement;
               (xvi) any Tax sharing or other similar Contract;
               (xvii) any inter-company Contracts between or among the Company and one or more of its Subsidiaries;
               (xviii) any Contracts with any Governmental or Regulatory Authority;
               (xix) any Contracts involving the settlement of litigation or other similar claims;
               (xx) any Contracts pursuant to which the Company or any of its Subsidiaries has acquired any other Person or disposed of any of its Assets or Property or any interest in any business enterprise; and
               (xxi) any other Contracts that is not terminable by the Company upon thirty (30) days (or less) notice without penalty or obligation to make payments based on such termination and that requires payments by the Company in excess of twenty-five thousand dollars ($25,000) over the remaining life of the Contract (including any automatic renewals or extensions thereof for which the Company or any Company Subsidiary does not have the right to prevent the renewals or extensions thereof).
          (b) Each Company Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms and, to the Company’s Knowledge, against each third party thereto, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. To the Company’s Knowledge, no third party to any Company Material Contract is, or has received notice that it is, in material violation or breach of, or default under, any such Company Material Contract (or with notice or lapse of time or both, would be in material violation or breach of or default under any such Company Material Contract).

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          (c) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract that has had or could reasonably be expected to have, individually or in the aggregate with any other similar Contracts, a Company Material Adverse Effect or that has resulted or could reasonably be expected to result, individually or in the aggregate with any such other Contracts, in a Company Material Adverse Effect.
          (d) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement, or (ii) contains any covenant or other provision which limits the Company’s or any Company Subsidiary’s ability to compete with any Person in any line of business or in any area or territory.
     2.22 Insurance.
          (a) Section 2.22(a) of the Company Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the expiration dates of the policies, the annual premiums and due dates thereof, frequency of payment thereof and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure any of the business, operations, directors, officers or employees of the Company or any Company Subsidiary or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company or any Company Subsidiary and that (i) have been issued to the Company or any Company Subsidiary or (ii) to the Company’s Knowledge, have been issued to any other Person for the benefit of the Company or any Company Subsidiary (the “Company Insurance Policies”). The insurance coverage provided by the Company Insurance Policies will not terminate or lapse by reason of any of the transactions contemplated by this Agreement, the Escrow Agreement or any other of the transactions contemplated hereby. Each Company Insurance Policies is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and none of the Company, any Company Subsidiary or the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company has no Knowledge of any reason or state of facts that would reasonably be expected to lead to the cancellation of such policies or of any threatened termination of, or material premium increase with respect to, any of such policies. The Company Insurance Policies are in amounts and have coverages required by any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective Assets and Properties is bound.
          (b) Section 2.22(b) of the Company Disclosure Schedule contains a list of all claims made under any insurance policies covering the Company or any Company Subsidiary at any time during the two (2) years immediately preceding the date hereof. Neither the Company nor any Company Subsidiary has received notice that any insurer under any Company Insurance Policy is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause. During the period covered by the Company Financial Statements and since December 31, 2004, the Company has maintained, at all times, without interruption, appropriate insurance, both in scope and amount of coverages.
     2.23 Affiliate Transactions.
          (a) None of the officers and directors of the Company or any Company Subsidiary and, to the Company’s Knowledge, none of the employees of the Company or any Company Subsidiary, nor to the Company’s Knowledge, any immediate family member of an officer, director or employee of the Company or any Company Subsidiary, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm,

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partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or any member of their immediate families, is a party to, or to the Company’s Knowledge, otherwise directly or indirectly interested in, any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective Assets and Properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof. None of said officers or directors of the Company or any Company Subsidiary or, to the Company’s Knowledge, none of the employees of the Company or any Company Subsidiary, nor to the Company’s Knowledge, any immediate family members of an officer, director or employee of the Company or any Company Subsidiary has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company or any Company Subsidiary, except for the rights of stockholders under applicable Legal Requirements. There are not Contracts with regard to contribution or indemnification between or among any of the stockholders of the Company.
          (b) Each of the Contracts and Liabilities listed in Section 2.21(a)(xiii) of the Company Disclosure Schedule was entered into or incurred, as the case may be, on terms no less favorable to the Company or any Company Subsidiary (in the reasonable judgment of the Company) than if such Contract or Liability was entered into or incurred on an arm’s-length basis on competitive terms. Any Contract to which the Company or any Company Subsidiary is a party and in which any director of the Company or any Company Subsidiary has a financial interest was approved by a majority of the disinterested members of the Board of Directors of the Company and/or stockholders of the Company, as the case may be, in accordance with applicable Law.
     2.24 Environmental Matters.
          (a) The Company and each Company Subsidiary possesses all material Environmental Permits necessary to or required for the operation of its business. Section 2.24(a) of the Company Disclosure Schedule lists all Environmental Permits required for the operation of the Company’s business.
          (b) The Company and each Company Subsidiary is in compliance with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.
          (c) None of the Company or any Company Subsidiary, has received written notice or otherwise has knowledge of liability or any governmental inquiry regarding, (i) any Release or threatened or suspected Release of any Hazardous Material by the Company or any Company Subsidiary their successors or assigns or by their respective agents, employees, contractors, or invitees for which the such persons or entities are otherwise legally liable in amounts requiring any investigative clean-up or remediation or other actions under Environmental Laws, or (ii) any violation of Environmental Law by the Company or any Company Subsidiary, which remains unresolved.
          (d) None of the Company, any Company Subsidiary or any predecessor of the Company or any Company Subsidiary, as the case may be, nor any entity previously owned by the Company has any obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material, and there has been no event, fact or circumstance which, either alone or in combination, could form the basis of any such obligation or Liability.

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          (e) To the Company’s Knowledge, (i) neither the Company nor any Company Subsidiary has caused any Release of Hazardous Material at, from, in, to, on, or under any Leased Real Property or any property formerly owned, occupied or leased by the Company or any Company Subsidiary (“Former Property”) in violation of Environmental Laws, and (ii) no Hazardous Material is present at, in, on, or under any Leased Real Property or any Former Property, in each case (i) and (ii) above, for which the Company or any Company Subsidiary is subject to clean-up or remedial liabilities or action under Environmental Laws that are reasonably likely to const twenty-five thousand dollars ($25,000) individually or one hundred thousand dollars ($100,000) in the aggregate.
          (f) To the Company’s Knowledge, none of the Company or any Company Subsidiary has purchased, used, stored, distributed, transported, released, emitted, or disposed of any Hazardous Material, other than janitorial and office supplies used, stored and disposed of in amounts typical for the Company’s office users and in accordance with applicable Environmental Laws.
          (g) The Company has provided to Parent copies of all environmental site assessment reports, studies, environmental compliance audits, tests or reviews, or any sampling, tests or analyses of soil, groundwater, indoor air, outdoor air, or building materials conducted with respect to any Leased Real Property or Former Property or any offsite location to which any Hazardous Material generated by the Company or any Company Subsidiary were transported for disposal, in each case that are in the possession or control of the Company or any Company Subsidiary.
          (h) The Company or any Company Subsidiary is not a party, whether as a direct signatory or as successor, assign, third party beneficiary, guarantor or otherwise, to, and is not otherwise bound by, any lease or other Contract or agreement under which the Company or any Company Subsidiary is obligated or may be obligated by any representation, warranty, covenant, restriction, indemnification or other undertaking respecting Hazardous Materials or under which any other person is or has been released respecting Hazardous Materials.
          (i) To the Company’s Knowledge, other than the Lease Documents, neither the Company nor any Company Subsidiary has expressly assumed from any other Person any obligation respecting the remediation of Hazardous Materials.
          (j) Neither the Company nor any Company Subsidiary has exposed any Person to a Hazardous Material in a manner which has or is reasonably likely to produce an adverse health effect for which the Company or any Company Subsidiary is legally responsible under Environmental Laws.
          (k) No Action or Proceeding, Order, revocation proceeding, writ, injunction, or claim is pending, or to the Company’s Knowledge, threatened against the Company or any Company Subsidiary which would reasonably be expected to give rise to liability of the Company or any Company Subsidiary under Environmental Laws.
     2.25 Brokers. Since August 3, 2005, the Company has not taken nor has the Company permitted any of the Company’s officers, directors, employees, stockholders, attorneys, investment advisors, agents, representatives, Affiliates or associates (collectively, “Representatives”) to (directly or indirectly), take any of the actions prohibited from being taken on or after the date of this Agreement by Section 4.2 with any Person other than Parent and its designees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Company or any Company Subsidiary.

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     2.26 Banks and Brokerage Accounts. Section 2.26 of the Company Disclosure Schedule sets forth (i) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any Company Subsidiary has an account (including “deposit accounts” as defined in Section 9105 of the California Commercial Code and “securities accounts” as defined in Section 8501 of the California Commercial Code) or a safe deposit box or maintains a banking, custodial, trading or other similar relationship; (ii) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company or any Company Subsidiary having signatory power with respect thereto; and (iii) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.
     2.27 Customers and Suppliers.
          (a) Section 2.27(a) of the Company Disclosure Schedule contains a true and correct list of the Company’s ten (10) largest customers in the year ended December 31, 2004, based on the Company’s consolidated revenues recorded in such period (each, a “Significant Company Customer”). Neither the Company nor any Company Subsidiary has any outstanding material disputes concerning its products and/or services with any Significant Company Customer other than in the ordinary course of business. The Company has not received any written notice from any Significant Company Customer that such customer does not intend to continue to be a customer of the Company or the applicable Company Subsidiary (or the Surviving Corporation or Parent) or that such customer intends to terminate or propose to materially modify any of its Contracts with the Company or the applicable Company Subsidiary (or the Surviving Corporation or Parent). Neither the Company nor any Company Subsidiary has had any of its products or services provided under a Contract rejected by a purchaser thereof except for normal warranty returns consistent with past history and those rejections that would not result in a reversal of any revenues by the Company.
          (b) Section 2.27(b) of the Company Disclosure Schedule contains a true and correct list of the Company’s ten (10) largest suppliers in the year ended December 31, 2004, based on the amounts paid or payable to such suppliers in such period (each, a “Significant Company Supplier”). Neither the Company nor any Company Subsidiary has any outstanding material disputes concerning its products and/or services with any Significant Company Supplier other than in the ordinary course of business. The Company has not received any written notice from any Significant Company Supplier that such supplier does not intend to continue to be a supplier of the Company or the applicable Company Subsidiary (or the Surviving Corporation or Parent) or that such supplier intends to terminate or propose to materially modify any of its Contracts with the Company or the applicable Company Subsidiary (or the Surviving Corporation or Parent).
     2.28 Information Statement. The information supplied by the Company for inclusion in the information statement sent and to be sent to the stockholders of the Company in connection with the Stockholder Written Consent and notice of the Merger to the Company stockholders (the “Company Stockholder Action”) (such information statement as amended or supplemented is referred to herein as the “Information Statement”) shall not, on the date the Information Statement is first mailed to the Company’s stockholders, at the time of the Company Stockholder Action and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for the Company Stockholder Action which has become false or misleading.

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Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent, which is contained in the Information Statement.
     2.29 Disclosure. No representation or warranty made by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any certificate, list or other writing furnished to Parent pursuant to any provision of this Agreement (including the Company Financial Statements and the notes thereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. The Company has provided Parent with all of the Contracts and Licenses heretofore requested on behalf of Parent, and all other material information concerning the Company or any Company Subsidiary in the possession, custody or control of the Company or any Company Subsidiary.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
     Parent and Merger Sub hereby represent and warrant to the Company as follows:
     3.1 Organization and Qualification.
          (a) Parent is a société anonyme duly organized and validly existing under the Laws of the French Republic. Parent has full corporate power and authority to conduct its business as presently conducted and to own, use and lease its Assets and Properties. Parent is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Parent Material Adverse Effect.
          (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub was formed for the purpose of engaging in the Merger and the other transactions contemplated by the Transaction Agreements to which it is a party and has conducted no other activities.
     3.2 Authority.
          (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver the Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
          (b) The execution and delivery by Parent and Merger Sub of the Transaction Agreements to which it is a party, the performance by Parent and Merger Sub of its respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by the Board of Directors of Parent and Merger Sub, as well as the sole stockholder of Merger Sub, and no other action on the part of Parent or Merger Sub is required to authorize the execution and delivery by Parent and Merger Sub of the Transaction Agreements to which it is a party the performance by Parent and Merger Sub of its respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby.

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          (c) This Agreement and the Escrow Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof and thereof by the Company and all other parties hereto and thereto, the Transaction Agreements to which Parent or Merger Sub are parties constitute legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.
     3.3 Non-Contravention. The execution and delivery by Parent and Merger Sub of the Transaction Agreements to which Parent or Merger Sub are parties do not, and the performance by Parent and Merger Sub of their obligations under the Transaction Agreements to which Parent or Merger Sub are parties and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub; (b) conflict with or result in a violation or breach of any Law or Order applicable to Parent or Merger Sub or any of their material Assets or Properties; or (c) conflict with or result in a violation or breach of any material Contract to which Parent or Merger Sub is a party or by which it is bound or to which any of its material Assets and Properties is subject, excluding any violations or breaches that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     3.4 Necessary Approvals.
          (a) No Approvals are required to be given to, or obtained by, Parent or Merger Sub from any Governmental or Regulatory Authorities in connection with the consummation of the Merger and the other transactions contemplated by t the Transaction Agreements to which Parent or Merger Sub are parties, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the terms hereof; (ii) such Approvals as may be required under applicable federal, state or foreign securities Laws and (iii) such Approvals as may be required under the HSR Act and any antirust or competition laws of other jurisdictions that may be applicable to the Merger or other transactions contemplated thereby (the “Foreign Antitrust Filings”).
          (b) No Approvals are required to be given to, or obtained by, Parent or Merger Sub from any Person other than Governmental or Regulatory Authorities in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Agreements to which Parent or Merger Sub are parties.
     3.5 Financing Resources. Parent has sufficient funds available to satisfy the obligation to pay the Aggregate Merger Consideration and all expenses incurred by Parent in connection with the transactions contemplated by this Agreement.
     3.6 Parent ADSs. As of the Effective Time, Option Sub shall hold a number of previously issued Parent ADSs adequate for the delivery of all Parent ADSs issuable upon the exercise of all Company Options pursuant to Section 1.6(d). Such Parent ADSs, when issued in compliance with the terms of such Company Options, will be validly issued and will not have been issued in violation of or subject to any pre-emptive or contractual rights to purchase Parent ADSs. Such Parent ADSs shall be issued in compliance with applicable Laws and free and clear of Liens.

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ARTICLE 4
CONDUCT OF THE COMPANY
PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business of the Company.
          (a) During the period from the execution and delivery of this Agreement by each of the parties hereto and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall carry on its business in the usual, regular and ordinary course consistent with past practice (no material deviation from which or material modification to which shall be made without the advance written consent of Parent in its sole discretion), to pay its Liabilities and Taxes consistent with the Company’s past practices (and in any event when due other than Taxes contested in good faith through appropriate proceedings), to pay or perform other obligations when due (other than Taxes contested in good faith through appropriate proceedings) consistent with the Company’s past practices and, to the extent consistent with such business, use all commercially reasonable efforts and institute all policies required to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time.
          (b) Except as expressly required by this Agreement, during the period from the execution and delivery of this Agreement by each of the parties hereto and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not take (or agree in writing or otherwise to take) any action that would result in the occurrence of any of the changes described in Section 2.9 or any other action that would: (i) make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect, (ii) prevent the Company from performing (or cause the Company not to perform) its obligations hereunder or (iii) cause any condition to Parent’s closing obligations set forth in Section 6.1 or Section 6.3 or to the Company’s closing obligations set forth in Section 6.1 or Section 6.2 not to be satisfied at any time prior to the Effective Time. Without limiting the generality of the foregoing, during the period from the execution and delivery of this Agreement by each of the parties hereto and continuing until the earlier of the termination of this Agreement or the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall not (and shall not cause or permit any Company Subsidiary to):
               (i) amend its certificate of incorporation or bylaws or other similar organizational documents;
               (ii) issue, grant, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or other securities convertible into, or exercisable or exchangeable for, shares of its capital stock, or any Option obligating it to issue any shares of its capital stock other than shares of Company Common Stock issuable upon exercise of Company Stock Options outstanding on the date hereof that are vested as of the time of exercise;
               (iii) (A) declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock or any Company Subsidiary’s capital stock, (B) split, combine or reclassify any of its capital stock or any Company Subsidiary’s capital stock, (C) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its capital stock or any Company Subsidiary’s capital stock, or (D) repurchase or otherwise acquire, directly or indirectly, any of its capital stock, except from former employees, directors and

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consultants in accordance with agreements providing for the repurchase of such capital stock in connection with any termination of service to the Company or any Company Subsidiary;
               (iv) accelerate, amend or change the period of exercisability or vesting of any Company Stock Option, or authorize any cash payment in exchange for any Company Stock Options, or grant any Company Stock Options with an exercise price of less than fair market value of the Company Common Stock on the date the Option was granted (as determined in good faith by the Board of Directors of the Company consistent with advice provided by Company’s advisors), or grant any additional Options of the Company, other than as set forth in Section 4.1(b)(iv) of the Company Disclosure Schedule;
               (v) permit any holder of any Company Stock Option to exercise any such Company Stock Option for shares of Company Capital Stock to the extent such shares are not fully vested at the time of exercise;
               (vi) enter into any Contract, or violate, amend or otherwise modify or waive any of the terms of any of its Contracts, other than Contracts entered into in the ordinary course of business consistent with past practice (A) that involve total obligations of less than twenty-five thousand dollars ($25,000) in the case of any individual Contract and one hundred thousand dollars ($100,000) in the aggregate (other than OEM, distribution and reseller arrangements, which shall not be deemed to be in the ordinary course of business consistent with past practice regardless of dollar amount) and (B) that are not otherwise material to the business or Assets and Properties of the Company or any Company Subsidiary;
               (vii) (A) dispose of, license or transfer to any person or entity any right to any Company Intellectual Property or enter into any agreement with respect to the Company Intellectual Property, other than in the ordinary course of business consistent with past practice through the use of form license agreements previously provided to Parent, (B) buy or license any Intellectual Property or enter into any agreement with respect to any Intellectual Property, (C) enter into any agreement with respect to the development of any Intellectual Property with a third party, (D) or change pricing or royalties charged by the Company to its customers, distributors or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;
               (viii) sell, lease or otherwise dispose of or encumber (other than pursuant to Permitted Liens) any of its Assets and Properties including without limitation the sale of any accounts receivable of the Company, except the sale of Company’s products in the ordinary course of business consistent with past practices;
               (ix) incur any Indebtedness for borrowed money (other than for borrowings from Parent), guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others;
               (x) pay, discharge or satisfy any Liability other than in the ordinary course of business consistent with past practices;
               (xi) make any capital expenditure, capital addition or capital improvement in excess of than twenty thousand dollars ($20,000) in the case of any individual item and fifty thousand dollars ($50,000) in the aggregate;
               (xii) reduce the amount of any insurance coverage provided by the Company Insurance Policies;

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               (xiii) terminate or affirmatively waive any right or claim of the Company;
               (xiv) adopt or amend any employee benefit or stock purchase or option plan;
               (xv) hire any director-level or officer-level employee or consultant (provided, however, Parent’s consent shall not be unreasonably withheld or delayed);
               (xvi) pay any special bonus or special remuneration to any employee, consultant, director or officer;
               (xvii) increase the salary, wage rate or compensation of any employee, consultant, director or officer;
               (xviii) grant, pay or agree or commit to pay any severance or termination pay to any employee, consultant, director or officer, other than pursuant to the terms and conditions of any Employment Agreements set forth in the Company Disclosure Schedule or the Company’s severance policy in existence as of the date of this Agreement, a copy of which is attached to Section 4.1(b)(xviii) of the Company Disclosure Schedule, or adopt any new severance plan or amend or modify or alter in any respect any such severance plan, agreement or arrangement existing on the date hereof, or grant any equity-based compensation;
               (xix) commence, threat or settle any lawsuit other than (A) for the routine collection of bills or (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided, however, that the Company shall consult with Parent in good faith prior to the filing any such lawsuit;
               (xx) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;
               (xxi) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
               (xxii) revalue any of its or any Company Subsidiary’s assets, including by writing down the value of inventory or writing off any notes or accounts receivable except in the ordinary course of business and consistent with past practice;
               (xxiii) establish any account, which, if it had been established on or prior to the date hereof, would have been required to be disclosed in Section 2.26 of the Company Disclosure Schedule; or
               (xxiv) take (or agree in writing or otherwise to take) any of the actions described in Section 4.1(b)(i) through Section 4.1(b)(xxiii) above, inclusive.
     4.2 No Solicitation.
          (a) During the period from the execution and delivery of this Agreement by each of the parties hereto and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall not do, cause or permit any of the following actions by it or any Company

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Subsidiary nor shall the Company permit any of the Company’s Representatives to take (directly or indirectly) any of the following actions with any Person other than Parent and its designees: (i) solicit, encourage, initiate, or encourage any proposal or offer from, or participate or engage in or conduct discussions or negotiations with, any Person relating to any offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Business Combination with the Company or any Company Subsidiary (whether such Subsidiary is in existence on the date hereof or is hereafter organized) (a “Competing Proposed Transaction”), (ii) provide information with respect to the Company or any Company Subsidiary (whether such Subsidiary is in existence on the date hereof or is hereafter organized) to any Person other than Parent, relating to (or which the Company believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company or any Company Subsidiary (whether such Subsidiary is in existence on the date hereof or is hereafter organized), (iii) approve or agree to or enter into a Contract with any Person providing for a Business Combination with the Company or any Company Subsidiary (whether such Subsidiary is in existence on the date hereof or is hereafter organized), (iv) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Business Combination with the Company or any Company Subsidiary (whether such Subsidiary is in existence on the date hereof or is hereafter organized) other than the Business Combination with Parent contemplated by this Agreement and the Escrow Agreement or (v) authorize or permit any of the Company’s Representatives to take any such action. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with any Person (other than Parent) relating to any such transaction or Business Combination. Any violation of the foregoing restrictions by any of the Company’s Representatives will be deemed to be a breach of this Agreement by the Company, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company.
          (b) In the event that, following the execution and delivery of this Agreement by each of the parties hereto and prior to the earlier of the termination of this Agreement and the Effective Time, the Company receives any offer or proposal (formal or informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, a Competing Proposed Transaction, the Company shall promptly (and within not more than 24 hours) notify Parent thereof and provide Parent with the details thereof, including the identity of the Person or Persons making such offer or proposal and shall keep Parent fully informed on a current basis of the status and details of any such offer or proposal and of any modifications to the terms thereof.
          (c) Each of the Company and Parent acknowledge that this Section 4.2 was a significant inducement for Parent to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the Effective Time Company Stockholders in the Merger or (ii) a failure to induce Parent to enter into this Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy that Parent may be entitled to at law or in equity.

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ARTICLE 5
ADDITIONAL AGREEMENTS
     5.1 Company Stockholder Information Statements; Stockholder Approval; Parent Review and Approval.
          (a) Information Statements. Promptly following the execution and delivery of this Agreement by each of the parties hereto, the Company shall prepare and distribute to all stockholders of the Company the Information Statement, subject to the review of the Parent. With respect to the information given to Company Stockholders pursuant to this section, the Company shall include in the Information Statement information sufficient to obtain a Stockholder Written Consent from the stockholders of the Company approving this Agreement, the Certificate of Merger, the Escrow Agreement, the Merger and the other transactions contemplated hereby and thereby. The Information Statement and any amendments or supplements thereto shall contain the unanimous recommendation of the Board of Directors of the Company that the Company’s stockholders approve this Agreement, the Certificate of Merger, the Escrow Agreement, the Merger and the other transactions contemplated hereby and thereby and the conclusion of the Board of Directors that the terms and conditions of the Merger are advisable, and are fair and reasonable to, and in the best interests of, the stockholders of the Company.
          (b) Stockholder Approval.
               (i) Promptly following the execution of this Agreement by each of the parties hereto, the Company shall have delivered and obtained a Stockholder Written Consent setting forth the irrevocable approval of the Merger, this Agreement and the transactions contemplated hereby by the Signing Stockholder Vote, which shall also include and constitute the irrevocable (A) approval by the Company Stockholders of: (i) the escrow and indemnification obligations of the Company Stockholders set forth in Article 7 hereof and the deposit of cash equal to the Escrow Amount into the Escrow Fund and (ii) the appointment of Santiago Becerra, Sr. as the Stockholder Agent.
               (ii) The Company shall promptly, but in no event later than two (2) Business Days after the execution and delivery of this Agreement by each of the parties hereto:
                    (1) deliver notice to the Company Stockholders of the approval by the Company Stockholders of the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 5.1(a) hereof, pursuant to and in accordance with the applicable provisions of DGCL and the Charter Documents (the “Company Stockholder Notice”); and
                    (2) The Company shall use best efforts to cause Company Stockholders holding no more than three percent (3%) of the outstanding shares of Company Capital Stock (computed on an as-converted, as exercised Company Common Stock equivalent basis) to continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.
          (c) Parent Review and Approval.
               (i) Any materials to be submitted to the Company Stockholders in connection with the solicitation of their approval of the Merger and this Agreement, including any amendments or supplements to the Information Statement (the “Soliciting Materials”), shall be subject to review and approval by Parent and shall include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger, this Agreement and the transactions contemplated

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hereby, including each of the matters set forth in Section 5.1(b)(i) hereof. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its Affiliates or Associates, unless the form and content of which shall have been consented to in writing by Parent prior to such inclusion. The Company will promptly advise Parent in writing if at any time prior to the Closing the Company shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law. Parent will promptly advise the Company in writing if at any time prior to the Closing Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information regarding Parent or Merger Sub provided in writing by Parent or Merger Sub to the Company for the express purpose of including in any documents mailed, delivered or otherwise furnished to stockholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law.
               (ii) The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 5.1(b)(i) hereof, and its unanimous recommendation to the Company Stockholders to vote in favor of the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 5.1(b)(i) hereof.
     5.2 Access.
          (a) During the period from the execution and delivery of this Agreement by each of the parties hereto and continuing until the earlier of the termination of this Agreement or the Effective Time, subject to such limitations as are imposed by applicable antitrust Laws (if any), the Company and any Company Subsidiary shall, on reasonable notice and during normal business hours, (i) give Parent and its officers, employees, accountants, counsel, financing sources and other agents and representatives full access to all buildings, offices and other facilities of the Company and any Company Subsidiary and to all of the files, documents, instruments, papers, books and records relating to the business, condition (financial or otherwise), results of operations, prospects, Assets and Properties or Liabilities of the Company and any Company Subsidiary (including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans of the Company and any Company Subsidiary), whether located on the premises of the Company, any Company Subsidiary or at another location during normal business hours, (ii) permit Parent to make such inspections and investigations as Parent may require, (iii) cause its officers to furnish Parent such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company and any Company Subsidiary as Parent may reasonably request from time to time, (iv) allow Parent the opportunity to interview such employees and other personnel and Affiliates of the Company or any Company Subsidiary, and (v) assist and cooperate with Parent in the development of integration plans for implementation by Parent and the Surviving Corporation following the Effective Time.
          (b) No information received pursuant to an investigation made under this Section 5.2 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of the Company set forth in this Agreement or any certificate or other instrument delivered to Parent or Merger Sub in connection with the Merger and the other transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Company

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Disclosure Schedule, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement or the Escrow Agreement or (iv) limit or restrict the ability of Parent and Merger Sub to invoke or rely on the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby set forth in Article 6.
     5.3 Notification of Certain Matters.
          (a) During the period from the execution and delivery of this Agreement by each of the parties hereto and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall give prompt notice to Parent each case after gaining Knowledge thereof, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.
          (b) During the period from the execution and delivery of this Agreement by each of the parties hereto and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall give Parent prompt notice if (i) any Person shall have commenced, or shall have notified the Company or any Company Subsidiary that such Person intends to commence, an Action or Proceeding, or shall have provided the Company or any Company Subsidiary with notice, in either case that allege(s) that any of the Intellectual Property (including the Company Intellectual Property) presently embodied, or proposed to be embodied, in any products or services of the Company or any Company Subsidiary infringes or otherwise violates the Intellectual Property of such Person, is available for licensing from a potential licensor providing the notice or otherwise alleges that the Company does not own or have the right to exploit any such Intellectual Property or (ii) any Person shall have commenced, or shall have notified the Company or any Company Subsidiary that such Person intends to commence, any other Action or Proceeding against or involving the Company or any Company Subsidiary.
          (c) No information received by Parent pursuant to any notice delivered this Section 5.3 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of the Company set forth in this Agreement or any certificate or other instrument delivered to Parent or Merger Sub in connection with the Merger and the other transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Company Disclosure Schedule, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement or the Escrow Agreement or (iv) limit or restrict the ability of Parent and Merger Sub to invoke or rely on the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby set forth in Article 6.
     5.4 Confidentiality. The parties hereto acknowledge that Parent and the Company have previously executed an amended and restated nondisclosure agreement dated June 23, 2004 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. All information obtained during the course of any investigation conducted by Parent pursuant to Section 5.2, or delivered to Parent pursuant to Section 5.3, shall be governed by the terms and conditions of the Confidentiality Agreement.
     5.5 Public Disclosure. During the period from the execution and delivery of this Agreement by each of the parties hereto and continuing until the earlier of the termination of this Agreement or the Effective Time, unless otherwise required by applicable Law (including federal and state securities Laws) or, as to Parent, by the rules and regulations of the NASD, the Autorité des Marchés Financiers (the “AMF”) or Euronext, no public disclosure (whether or not in response to any inquiry) of the existence of

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any subject matter of, or the terms and conditions of, the Transaction Agreements shall be made by any party hereto unless approved by Parent and the Company prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, (i) Parent shall be permitted to disclose the existence of this Agreement to its customers, suppliers and sales representatives with whom it has non-disclosure agreements that apply to such disclosure (or the other party otherwise agrees to such non-disclosure) and, for which there is a business reason for the disclosure and in connection with Section 4.2, and (ii) the Company shall be permitted to disclose the existence of this Agreement to its customers, suppliers and sales representatives with whom it has non-disclosure agreements that would apply to such disclosure (or the other party otherwise agrees to such non-disclosure) and to make such disclosure in connection with the solicitation and procurement of Approvals pursuant to Section 5.6.
     5.6 Reasonable Best Efforts.
          (a) Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including by (i) taking of all actions reasonably necessary or advisable to cause the closing conditions set forth in Article 6 to be satisfied, (ii) the obtaining of all Company Necessary Approvals, provided that (A) the parties will discuss in good faith procedures to pursue third party consents with respect to the Merger, (B) the Company shall not be required to pay any party to any Contract to which it or a Company Subsidiary is a party any fees for the Company Necessary Approval other than fees set forth in such a Contract as of the date hereof or customary legal fees and (C) in the event the Company elects to pay any fee referred to in the prior clause (B), the Company shall obtain the prior written consent of the Parent, (iii) defending against any Actions or Proceedings challenging this Agreement, the Escrow Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby, including by seeking to have any stay or temporary restraining order entered by any court or other Governmental or Regulatory Authority vacated or reversed if there is a reasonable possibility that the defending of such Action or Proceeding would result in their dismissal, removal, elimination or termination, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of, this Agreement and the Escrow Agreement.
          (b) Without limiting the generality of the foregoing, if any Takeover Statute or similar Legal Requirement is or becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, the Company and the Board of Directors of the Company shall use their reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute or other Legal Requirement on this Agreement, the Merger and the other transactions contemplated hereby.
     5.7 Regulatory Filings.
          (a) Each of Parent, Merger Sub and the Company and each Company Subsidiary will coordinate and cooperate with one another and will each use all reasonable efforts to comply with, and will each refrain from taking any action that would impede compliance with, all Legal Requirements and to seek all Approvals of any Governmental or Regulatory Authority that are necessary to consummate the Merger and the other transactions contemplated hereby. In furtherance thereof, as promptly as practicable after the execution and delivery of this Agreement by each of the parties hereto, each of Parent, Merger Sub and the Company (as applicable) shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental

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or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby, including (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) any other filing necessary to obtain any Company Necessary Consent, (iii) filings under any other comparable pre merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws, French Law, regulations of the AMF or Euronext and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental or Regulatory Authority under this Section 5.7(a) to comply in all material respects with all applicable Legal Requirements.
          (b) Parent, Merger Sub and the Company each will promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 5.7(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, the Company shall consult with Parent and Parent shall consult with the Company, prior to taking a position with respect to any such filing and each shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental or Regulatory Authority by or on behalf of any party hereto in connection with any investigations or proceedings related solely to this Agreement, the Merger or the other transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental or Regulatory Authority related solely to this Agreement, the Merger or the other transactions contemplated hereby; provided, however, that with respect to any such filing, presentation or submission, neither the Company nor Parent need supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any Law of any Governmental or Regulatory Authority applicable to such party may reasonably require such party or its Subsidiaries to restrict or prohibit access to any such properties or information.
          (c) Each of Parent and the Company shall promptly notify the other upon its receipt of (i) any comments from any officials of any Governmental or Regulatory Authority in connection with any filings made pursuant to this Agreement and (ii) any request by any officials of any Governmental or Regulatory Authority for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.7(a), Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental or Regulatory Authority such amendment or supplement.
          (d) Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement will be deemed to require Parent, or any of its Subsidiaries, the Company or any Company Subsidiary, or any of their respective Affiliates or Associates, to (i) except to the extent provided under Section 5.7(a), litigate or agree to litigate against any Governmental or Regulatory Authority or (ii) take or agree to take any Action of Divestiture which would be reasonably likely to materially adversely impact the benefits expected to be derived by Parent and its Subsidiaries from the Merger and the other transactions contemplated hereby. For purposes of this Agreement, an “Action of Divestiture” will mean (x) making proposals, executing or carrying out agreements or submitting to Legal Requirements providing for the license, sale or other disposition or holding separate (through the

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establishment of a trust or otherwise) of any assets or categories of assets that are material to Parent, any Subsidiary of the Parent, the Company or any Company Subsidiary or the holding separate of Company capital stock or imposing or seeking to impose any limitation on the ability of Parent, any Subsidiary of the Parent, the Company or any Company Subsidiary, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the Company’s business or (y) otherwise taking any step to avoid or eliminate any impediment which may be asserted under any Legal Requirement governing competition, monopolies or restrictive trade practices.
     5.8 Director and Officer Indemnification.
          (a) From and after the Effective Time, the Surviving Corporation shall honor all rights to indemnification or exculpation existing in favor of the directors, officers, employees and other agents of the Company (the “Company Indemnified Parties”) in the certificate of incorporation and bylaws of the Company as in effect on the date hereof and in any indemnification agreements to which the Company is a party that are set forth in the Company Disclosure Schedule for a period of five (5) years from and after the Closing Date; provided, however, that in the event any claim or claims are asserted or made within such five-year period, all rights to indemnification in respect of any such claim or claims shall continue to disposition of any and all such claims; and provided further that, notwithstanding any provision of such certificate of incorporation, bylaws and indemnification agreements to the contrary, the cumulative total indemnification obligations of Parent, the Company and the Surviving Corporation to all Company Indemnified Parties hereunder and thereunder shall not exceed $2,500,000 in the aggregate.
          (b) Notwithstanding anything to the contrary in this Agreement, the Surviving Corporation shall not be required to indemnify any Company Stockholder or any Affiliate or Associate of any Company Stockholder regarding the conduct of such Company Stockholder relative to any other Company Stockholder in connection with the negotiation of this Agreement or the consummation of the Merger and the other transactions contemplated hereby.
          (c) Any determination required to be made with respect to whether a Company Indemnified Party’s conduct complies with the standards set forth in the certificate of incorporation or bylaws or indemnification agreements of the Surviving Corporation or otherwise shall be made by independent counsel selected by the Surviving Corporation reasonably satisfactory to the Company Indemnified Party. The fees and expenses of such independent counsel shall be paid by the Surviving Corporation, and the determination of such independent counsel shall be final and binding on Parent, the Surviving Corporation and the Company Indemnified Party.
          (d) Nothing in this Section 5.8 shall be construed to limit any right that any Parent Indemnified Party would otherwise have to obtain indemnification pursuant to Article 7 in connection with any claim for indemnification by any of the Company Indemnified Parties or any matter underlying any such claim.
     5.9 Protection of Intellectual Property.
          (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company and each Company Subsidiary shall take all necessary actions (x) to maintain and preserve the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fees, annuity fees and Taxes or the filing of any documents, applications or certificates related thereto, and (y) to promptly respond and prepare to respond to all requests, related to the Company Registered Intellectual Property, received from Governmental or Regulatory Authorities.

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          (b) At the Closing, the Company shall notify Parent of all material actions which must be taken within the one hundred eighty (180) days following the Closing Date and which are necessary to maintain, preserve or renew the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fees, annuity fees and Taxes or the filing of any documents, applications or certificates related thereto.
     5.10 Availability and Listing of Parent Shares.
          (a) Prior to the Effective Time, Parent will take such action as may be necessary to (i) cause Option Sub, an indirect, wholly owned indirect subsidiary of Parent, to purchase or otherwise obtain such number of shares of capital stock as will result, upon the consummation of the Merger and in accordance with Section 1.6(d) hereof, in Option Sub owning at least the maximum number of Parent ADSs that may be delivered upon exercise of all outstanding Company Stock Options in accordance with the terms hereof, and (ii) to the extent necessary or advisable, take such reasonable actions such that, upon exercise of any Company Stock Option after the Effective Time, the Parent ADSs to be delivered to the holder of such Company Stock Option (in accordance with its terms) will be acquired by Option Sub.
          (b) Prior to the Effective Time, Parent shall use reasonable efforts to cause the Parent Ordinary Shares that will be held by Option Sub in connection with Company Stock Options to be converted at the Effective Time pursuant to Section 1.6 to be authorized for listing on Euronext.
5.11 Treatment of Company Options.
          (a) Form S-8. Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms that Parent is eligible to use) under the Securities Act with respect to the Parent Ordinary Shares issuable upon exchange of the Parent ADSs subject to the Company Option Plan, to the extent Form S-8 registration is available for such Parent Ordinary Shares, as soon as practicable but, in any event no later than the date on which the Parent files its first Quarterly Report on Form 10-Q after the Effective Time.
          (b) Company Options Held by Nonemployee Directors. The Company shall take steps necessary to cause the termination on or prior to the Effective Time (contingent upon the occurrence of the Effective Time) of all unexercised options held by persons who serve as members of the Company’s board of directors prior to the Effective Time who are not employees of the Company.
     5.12 Termination of Company 401(k) Plan. The Company agrees to adopt resolutions to terminate its 401(k) plan immediately prior to Closing, unless the Parent, in its sole and absolute discretion, provides written notice to the Company that such 401(k) plan shall not be terminated before the Effective Time. Unless the Parent provides such notice to the Company, the Parent shall receive from the Company evidence that the Company’s Board of Directors has adopted resolutions to terminate the 401(k) plan (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Closing Date but contingent on the Closing.
     5.13 Financial Statements and Consents of Accountants. The Company shall use all reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC and AMF regulations, (ii) the reasonable review of any Company audit or review work papers for up to the past three (3) years, including the examination of selected financial statements and data and (iii) the delivery of such representations from the Company’s independent accountants as may be reasonably requested by Parent of its independent auditors in connection with the preparation of the any filings the Parent is required to make with the SEC or the

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AMF. Parent and the Company will each use all reasonable efforts to cause to be delivered to each other consents and certificates from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with any filings the Parent is required to make with the SEC or the AMF.
     5.14 Transaction Expenses.
          (a) Whether or not the Merger is consummated, all fees and expenses incurred in connection with the preparation and negotiation of this Agreement, the Escrow Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedules, and the consummation of the Merger and the other transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Transaction Expenses”), shall be the obligation of the respective party incurring such fees and expenses; provided, however, that (i) the Company shall pay all Transaction Expenses set forth on the Statement of Transaction Expenses at or prior to the Closing and such Transaction Expenses shall be deducted from the amounts payable hereunder as set forth in Section 1.6(a)(ii); and (ii) Parent shall cause the Surviving Corporation to pay an aggregate of $200,000 of Transaction Expenses of the Company immediately following the Effective Time to the parties set forth on the Statement of Transaction Expenses; provided, however, Parent shall not have such obligation unless and until the Effective Time occurs.
          (b) At or prior to the Closing, the Company shall use its commercially reasonable efforts to deliver final invoices from all third parties with whom the Company has incurred any Transaction Expenses, together with a statement from each such third party that the amounts shown due and owing therein constitute a “final” bill for all services rendered in connection with this Agreement, the Merger and the other transactions contemplated hereby through the Closing.
ARTICLE 6
CONDITIONS TO THE MERGER
     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of Parent and the Company to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions:
          (a) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.
          (b) Governmental and Regulatory Approvals. All Governmental or Regulatory Authority Approvals necessary for consummation of the Merger and the other transactions contemplated hereby shall have been obtained.
          (c) Antitrust Approval. If so required by applicable Law, all waiting periods (and any extension thereof) under the HSR Act relating to the Merger and the other transactions contemplated hereby will have expired or early termination of such waiting periods shall have been granted without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of the Company by Parent or the Company or for the imposition of any other antitrust restraint. The material foreign antitrust approvals will have been obtained, if so required by applicable Law.
          (d) No Injunctions or Regulatory Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the

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consummation of the Merger and the other transactions contemplated to occur after the Effective Time hereby shall be in effect.
          (e) No Illegality or Other Conditions. No Law or Order shall have been enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated hereby that would prohibit the consummation of the Merger or the other transactions contemplated hereby or that would permit consummation of the Merger only if certain divestitures were made or if Parent, the Surviving Corporation or the Company were to agree to limitations on its business activities or operations.
     6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company.
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to a Parent Material Adverse Effect, materiality or other similar qualification, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).
          (b) Performance. Parent and Merger Sub shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent and Merger Sub at or before the Closing Date.
          (c) Officer’s Certificates. The Company shall have received a certificate, dated as of the Closing Date and executed by the chief executive officer of Parent, in customary form and substance reasonable acceptable to the Company, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).
     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties expressly made only as of a specified date, which shall be true and correct in all respects as of such specified date); provided, however, that in determining the accuracy of such representations and warranties for purposes of this Section 6.3(a)(i), (x) all materiality qualifications that are contained in such representations and warranties shall be disregarded and (y) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
          (b) Performance. The Company shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or before the Closing Date.

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          (c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred and no events or circumstances shall have occurred or arisen that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (d) No Governmental Legal Actions or Proceedings. No Governmental or Regulatory Authority shall have notified Parent, the Company, either of their respective Subsidiaries or any of their respective directors, officers, employees, Affiliates or Associates, that such Governmental or Regulatory Authority intends to commence any Action or Proceeding to restrain or prohibit the Merger or any other transactions contemplated hereby or to force rescission of the Merger or any other transactions contemplated hereby, unless such Governmental or Regulatory Authority shall have withdrawn such notice and abandoned such proceedings.
          (e) Contract Consents. Parent shall have received (i) the Approvals set forth in Schedule 6.3(e), in form and substance reasonably satisfactory to Parent, (ii) all Approvals, in form and substance reasonably satisfactory to Parent, that may be required in connection with the Merger and the other transactions contemplated hereby under any Contracts that should have been set forth in Section 2.4 of the Company Disclosure Schedule but are not reflected thereon, and (iii) all Approvals, in form and substance reasonably satisfactory to Parent, that may be required in connection with the Merger and the other transactions contemplated hereby under any Contracts that are executed after the date hereof and would have been required to be set forth in Section 2.4 of the Company Disclosure Schedule had such Contracts been in effect on the date hereof. All such Approvals referenced in the foregoing clauses (i), (ii) and (iii) shall be in full force and effect.
          (f) Contract Terminations. Parent shall have received evidence reasonably satisfactory to it that the Contracts set forth on Schedule 6.3(f) have been terminated and are of no further force or effect.
          (g) Litigation. There shall be no Action or Proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers or directors (in their capacities as such) arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.
          (h) Legal Opinion. Parent shall have received a legal opinion from Morrison & Foerster LLP, counsel to the Company, as to the matters set forth in Exhibit H in a form reasonably acceptable to Parent.
          (i) Stockholder Approval. This Agreement and the matters set forth in Section 5.1(b)(i) of this Agreement shall have been approved by the requisite votes of the Company’s stockholders in accordance with the applicable provisions of the DGCL.
          (j) Employees. Each of the Key Employment Agreements shall be in full force and effect as of the Closing Date and none of the employee parties thereto shall have taken any action to terminate, revoke or otherwise repudiate any such Employment Agreement.
          (k) Company Intellectual Property. No Person shall have (i) commenced, or shall have notified Parent, the Company, any Company Subsidiary or any of their respective officers or directors that it intends to commence, an Action or Proceeding alleging that any of the Intellectual Property, including the Company Intellectual Property, presently embodied or proposed to be embodied in any of the Company’s or any Company Subsidiaries’ products or services infringes or otherwise violates the intellectual property rights of such Person, (ii) provided the Company or any Company Subsidiary with any notice to the effect that any such intellectual property rights of another Person

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referred to in subsection (i) is available for licensing from a potential licensor providing the notice or (iii) otherwise alleged that the Company or any Company Subsidiary does not own or have the right to exploit such intellectual property, including the Company Intellectual Property, unless with respect to any of subsections (i), (ii) or (iii), such Person shall have definitively and unconditionally (x) withdrawn such notification, notice or allegation and (y) abandoned such Action or Proceeding.
          (l) Open Source. The Company shall have removed any use of, or any linking to, the “gnumeric” module, by all products offered, developed, distributed or sold by Company on or after September 30, 2005.
          (m) Limitation on Dissenting Shares. Holders of no more than three percent (3%) of the outstanding shares of Company Common Stock (determined on a fully diluted basis) shall have exercised (and not withdrawn or otherwise lost) any appraisal, dissenters’ or other similar rights under any applicable Law in connection with the Merger.
          (n) Capitalization Certificate. Parent shall have received from the Company a certificate (the “Capitalization Certificate”), dated as of the Closing Date and executed by the president or chief executive officer and secretary of the Company, in a form reasonably acceptable to Parent, setting forth (i) the name of each Effective Time Company Stockholder and the type and number of shares of Company Capital Stock held by each such Effective Time Company Stockholder and (ii) the name of each holder of a Company Stock Option that is outstanding immediately prior to the Effective Time and the type and number of shares of Company Capital Stock issuable upon the exercise in full of each such Company Stock Option.
          (o) Closing Schedule. Parent shall have received from the Company a schedule that sets forth the: (i) the cash consideration to be received by each holder of Company Common Stock upon Closing and (ii) the number of options each holder of Company Options is entitled to receive upon conversion of his or her Options pursuant to Section 1.6(d).
          (p) Statement of Transaction Expenses. Parent shall have received from the Company the statement setting forth the Company’s good faith estimate of the Transaction Expenses incurred by the Company, its Subsidiaries (the “Statement of Transaction Expenses”).
          (q) Officer’s Certificates. Parent shall have received from the Company a certificate, dated as of the Closing Date and executed by an authorized officer of the Company, in customary form and substance reasonably acceptable to Parent, certifying as to the matters set forth in Sections 6.3(a) – (c), 6.3(i) and 6.3(m), inclusive (excluding any references therein to Parent).
          (r) Secretary’s Certificate. Parent shall have received from the Company a certificate, dated as of the Closing Date and executed by the corporate secretary of the Company, in customary form and substance reasonably acceptable to Parent, certifying as to (i) the certificate of incorporation of the Company, (ii) the bylaws of the Company and (iii) the authorization and valid resolutions of this Agreement and the Escrow Agreement, the Merger and the other transactions contemplated hereby and thereby by the Board of Directors of the Company and the Company Stockholders.
          (s) Certificates of Good Standing. Parent shall have received a long-form certificate of good standing for the Company from the Secretary of State of the State of Delaware, and certificates of good standing or reasonable equivalents thereto for each Company Subsidiary in the jurisdictions in which they do business, each dated within a reasonable period prior to Closing.

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          (t) Certificates of Status of Foreign Corporation. Parent shall have received a Certificate of Status of Foreign Corporation of the Company issued by the Secretary of State of the States of California, dated within a reasonable period prior to the Closing.
          (u) FIRPTA Certificate. Parent shall have received from the Company a properly executed statement, in a form reasonably acceptable to Parent, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
ARTICLE 7
SURVIVAL & INDEMNIFICATION
     7.1 Survival of Representations, Warranties, Covenants and Agreements.
          (a) Notwithstanding any right of Parent (whether or not exercised) to investigate the affairs of the Company (whether pursuant to Section 5.2 or otherwise) or a waiver or non-assertion by Parent and Merger Sub of any closing condition set forth in Article 6 or any termination right set forth in Article 8, each party shall have the right to rely fully upon the representations and warranties of the other party or parties hereto set forth in this Agreement, the Escrow Agreement and the certificates and other instruments delivered in connection herewith or therewith.
          (b) The representations and warranties of the Company set forth in this Agreement or in any certificates and instruments delivered by the Company in connection herewith or therewith shall survive the Merger and continue until 11:59 p.m. (California time) on the two (2) year anniversary of the Closing Date; provided, however, that notwithstanding the foregoing, the representations and warranties of the Company set forth in Section 2.12 (Taxes) shall survive the Merger and continue until the expiration of the applicable statute of limitations (including extensions thereof) (the representations and warranties described in the foregoing clause being referred to herein as the “Special Representation”). The applicable expiration date described above is referred to herein as the “Expiration Date.” Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) no right to indemnification pursuant to Article 7 in respect of any claim that is set forth in an Officer’s Certificate delivered in accordance with the terms hereof prior to the applicable Expiration Date shall be affected by the expiration of such representations and warranties pursuant hereto and (ii) no such expiration shall affect the rights of any Parent Indemnified Party under Article 7 or otherwise to pursue claims for indemnification for Losses arising out of any fraud or willful misconduct until the expiration of the applicable statute of limitations. No Parent Indemnified Parties shall be permitted to bring and the Effective Time Company Stockholders shall not have any Liability for any claim for a breach of a representation, warranty, covenant or agreement contained in this Agreement, the Transaction Agreements and the certificates and instruments delivered in connection herewith and therewith, to the extent notice of such claim set forth in an Officer’s Certificate is not delivered to the applicable Indemnifying Party prior to the applicable Expiration Date.
          (c) In the event that the Merger is consummated, the representations and warranties of Parent and Merger Sub set forth in this Agreement or in any certificate or other instrument delivered in connection herewith shall expire and be of no further force or effect.
          (d) Notwithstanding anything to the contrary set forth in this Agreement, the covenants and other agreements set forth in this Agreement or in the Escrow Agreement shall survive the Merger indefinitely in accordance with their respective terms.

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     7.2 Indemnification.
          (a) Subject to the limitations set forth in this Article 7, prior to the Effective Time, the Company shall indemnify and hold harmless, Parent, Merger Sub, the Surviving Corporation and their respective directors, officers, employees, agents, Affiliates and Associates (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”), and following the Effective Time, the Effective Time Company Stockholders (for purposes of this Article 7, the “Indemnifying Parties”) shall indemnify and hold harmless, the Parent Indemnified Parties from and against any and all Losses (whether or not involving a third party claim) paid, suffered, incurred or sustained by Parent or any other Parent Indemnified Party as a result of any assessments, Taxes, claims, demands, assertions of liability, threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) directly or indirectly arising out of, resulting from or in connection with:
               (i) (A)any failure of any representation or warranty made by the Company in this Agreement as modified by the Company Disclosure Schedule (including any exhibit or schedule to the Company Disclosure Schedule) to be true and correct as of the date of this Agreement and as of the Effective Time as though such representation or warranty were made as of the Effective Time, except in the case of representations and warranties which by their terms speak only as of a specific date, in which event for any failure of any such representation or warranty to be true and correct as of such date, or (B) any failure of any certification, representation or warranty made by the Company in any certificate delivered to Parent pursuant to any provision of this Agreement (other than the Capitalization Certificate and the Statement of Transaction Expenses) to be true and correct as of the date of such certificate;
               (ii) any inaccuracy in the Capitalization Certificate or Closing Schedule;
               (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement or the Company Disclosure Schedule (including any exhibit or schedule to the Company Disclosure Schedule);
               (iv) any Transaction Expenses of the Company that are not reflected in the Statement of Transaction Expenses;
               (v) the matters set forth on Schedule 7.3(c); and
               (vi) any payments paid with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 1.6(a) upon the exchange of such Dissenting Shares.
          (b) All Effective Time Company Stockholders shall be severally, and not jointly, liable for their respective indemnification obligations under Section 7.2(a).
          (c) In determining the amount of any Losses in respect of the failure of any representation or warranty to be true and correct as of any particular date (but not in determining whether any such representations and warranties failed to be true and correct as of any particular date), any materiality standard or qualification contained in such representation or warranty shall be disregarded.
     7.3 Limitations on Indemnification Recoveries.
          (a) Notwithstanding anything to the contrary contained in this Agreement, if the Merger is consummated, no Parent Indemnified Party may recover any claims for indemnification pursuant to Section 7.2(a)(i), Section 7.2(a)(iii), Section 7.2(a)(iv) or Section 7.2(a)(v) unless and until the

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Losses paid, suffered, incurred or sustained by the Parent Indemnified Parties (or any of them) in respect of the matters referenced in Section 7.2(a)(i), Section 7.2(a)(iii), Section 7.2(a)(iv) or Section 7.2(a)(v) exceed $300,000 in the aggregate (the “Deductible Limitation”), in which case the Parent Indemnified Parties may only recover claims for indemnification pursuant to Section 7.2(a)(i), Section 7.2(a)(iii), Section 7.2(a)(iv) or Section 7.2(a)(v) for Losses that exceed the Deductible Limitation; provided, however, that notwithstanding the foregoing, the Deductible Limitation shall not apply to (i) claims for indemnification for Losses arising out of fraud or willful misconduct, (ii) claims for indemnification for Losses arising out of a breach of, or inaccuracy in, the Special Representation, or (iii) claims for indemnification under Section 7.2(a)(ii) or Section 7.2(a)(vi).
          (b) Notwithstanding anything to the contrary contained in this Agreement, whether or not the Merger is consummated, (i) no Parent Indemnified Party may recover any claims for indemnification pursuant to Section 7.2(a)(i), Section 7.2(a)(iii), Section 7.2(a)(iv) or Section 7.2(a)(v) for Losses paid, suffered, incurred or sustained by the Parent Indemnified Parties (or any of them) that exceed $8,000,000 in the aggregate; provided, however, that notwithstanding the foregoing, the limitation shall not apply to (A) claims for indemnification for Losses arising out of fraud or willful misconduct, (B) claims for indemnification for Losses arising out of a breach of, or inaccuracy in, the Special Representation, or (C) claims for indemnification under Section 7.2(a)(ii) or Section 7.2(a)(vi).
          (c) Notwithstanding anything to the contrary contained in this Agreement, if the Merger is consummated, the amount of Losses that the Parent Indemnified Parties (or any of them) may recover pursuant to a claim for indemnification pursuant to Section 7.2(a)(i), Section 7.2(a)(iii) or Section 7.2(a)(iv) shall be offset, on a dollar-for-dollar basis, against (i) any amounts actually received by the Parent Indemnified Parties making such claim in respect of the Losses forming the basis of such claim for indemnification from a third party pursuant to any indemnification or other similar right and (ii) any amounts actually received by the Parent Indemnified Parties making such claim in respect of the Losses forming the basis of such claim for indemnification from a third party under any insurance policy or other similar arrangement, in the case of the foregoing clauses (i) and (ii), net of any and all applicable collection costs and a reasonable valuation of any premium adjustments resulting therefrom (the “Third Party Recovery Limitation”); provided, however, that notwithstanding the foregoing, the Third Party Recovery Limitation (i) shall not apply to claims for indemnification for Losses arising out of fraud or willful misconduct, (ii) shall not apply to claims for indemnification under Section 7.2(a)(ii), Section 7.2(a)(v) or Section 7.2(a)(vi and (iii) shall not be interpreted or construed to require the Parent Indemnified Parties (or any of them) to take any action to seek, pursue or otherwise procure any such third party recoveries or insurance proceeds (and, in the event that the Parent Indemnified Parties shall elect not to seek or otherwise pursue any such third party recoveries or insurance proceeds, the Third Party Recovery Limitation shall not apply).
          (d) Notwithstanding anything to the contrary contained in this Agreement, if the Merger is consummated, the indemnification provisions set forth in this Article 7 shall be the sole and exclusive remedy for claims by the Parent Indemnified Parties arising out of the matters relating to this Agreement, any certificate or other document related hereto or delivered pursuant to this Agreement or the transactions contemplated hereby or thereby; provided, however, that the foregoing limitation on remedies shall not apply (i) to claims for indemnification for Losses arising out of fraud or willful misconduct, (ii) to claims for indemnification under Section 7.2(a)(ii) or Section 7.2(a)(vi) or (iii) if the Merger is not consummated.
     7.4 Period for Indemnification Claims Against Escrow Fund. The period during which claims for indemnification for Losses may be made against the Escrow Fund shall commence at the Effective Time and terminate on the date that is two (2) years following the Closing Date (the “Escrow Period”). Notwithstanding anything to the contrary contained in this Agreement, at the conclusion of the

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Escrow Period, such portion of the Escrow Fund as in the reasonable and good faith judgment of Parent may be necessary to satisfy any unresolved or unsatisfied claims for indemnification for Losses specified in any Officer’s Certificate delivered in good faith and in accordance with the terms hereof prior to expiration of the Escrow Period shall remain in the Escrow Fund until such claims have been finally and fully resolved or satisfied. The remainder, if any, of the Escrow Fund shall be paid to the Effective Time Company Stockholders promptly (and in any event within twenty (20) Business Days) after the expiration of the Escrow Period and the Parent and the Stockholder Agent shall give the Escrow Agent written instructions to that effect. After the expiration of the Escrow Period, upon resolution of a pending claim for Losses, the portion of the Escrow Fund remaining, if any, after such Losses have been satisfied, shall be returned to the Effective Time Company Stockholders promptly (and in any event within twenty (20) Business Days) after the final resolution of the underlying claim.
     7.5 Indemnification Claim Procedures During the Escrow Period.
          (a) On or before the expiration of the Escrow Period, Parent may deliver to the Escrow Agent, on behalf of itself or any other Parent Indemnified Parties, a certificate signed by any officer of Parent (an “Officer’s Certificate”):
               (i) stating that a Parent Indemnified Party has paid, suffered, incurred or sustained (or reasonably and in good faith anticipates that it may pay, suffer, incur or sustain) Losses for which such Parent Indemnified Party is entitled to indemnification pursuant to Section 7.2;
               (ii) stating the amount of such Losses (which, in the case of Losses not yet paid, suffered, incurred, sustained, may be the maximum amount reasonably anticipated to be so paid, suffered, incurred or sustained);
               (iii) specifying in reasonable detail (based upon the information then possessed by Parent) the individual items of such Losses included in the amount so stated and the nature of the claim for indemnification to which such Losses relate; and
               (iv) the specific provisions of this Agreement that form the basis for such claim for indemnification for such Losses.
          (b) Subject to Section 7.1, no delay in providing an Officer’s Certificate in accordance with the terms hereof shall affect a Parent Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Stockholder Agent or any other applicable Indemnifying Parties are materially prejudiced thereby.
          (c) At the time of delivery of any Officer’s Certificate to the Escrow Agent, Parent shall deliver a duplicate copy of such Officer’s Certificate to the Stockholder Agent, and for a period of twenty (20) Business Days after such delivery to the Escrow Agent and the Stockholder Agent of such Officer’s Certificate, the Escrow Agent shall make no payment or other disbursement of Escrow Funds pursuant to this Section 7.5 unless the Escrow Agent shall have received written authorization from the Stockholder Agent to make such delivery or disbursement. After the expiration of such 20-Business Day period, the Escrow Agent shall make deliver or disburse cash from the Escrow Fund having a value equal to such Losses from the Escrow Fund to Parent in accordance with this Section 7.5; provided, however, that no such delivery may be made if and to the extent the Stockholder Agent shall object in a written statement to any claim or claims made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such 20-Business Day period.

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     7.6 Resolution of Objections to Indemnification Claims.
          (a) If the Stockholder Agent objects in writing to any claim or claims by Parent made in any Officer’s Certificate within the 20-Business Day period referenced in Section 7.5, Parent and the Stockholder Agent shall attempt in good faith for twenty (20) Business Days after Parent’s receipt of such written objection to resolve such objection. If Parent and the Stockholder Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute cash from the Escrow Fund in accordance with the terms of such memorandum.
          (b) If no such agreement can be reached during such 20-Business Day period for good faith negotiation, but in any event upon the expiration of such 20-Business Day period, either Parent or the Stockholder Agent may bring suit in the courts of the State of California and the Federal courts of the United States of America, in each case, located within the counties of San Diego, Santa Clara or San Mateo in the State of California to resolve the matter.
          (c) Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.
     7.7 Stockholder Agent.
          (a) At the Closing, Santiago Becerra, Sr. shall be constituted and appointed as the Stockholder Agent. For purposes of this Agreement, the term “Stockholder Agent” shall mean the agent for and on behalf of the Effective Time Company Stockholders to: (i) give and receive notices and communications to or from Parent (on behalf of itself of any other Indemnified Person) relating to this Agreement, the Escrow Agreement, the Merger or any other transactions contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such shareholders individually); (ii) authorize deliveries to Parent of cash from the Escrow Fund in satisfaction of claims for indemnification pursuant to Section 7.2 asserted by Parent Indemnified Parties; (iii) object to such claims pursuant to Section 7.6; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims; (v) consent or agree to any amendment to this Agreement and (vi) take all actions necessary or appropriate in the judgment of the Stockholder Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Stockholder Agent may be replaced from time to time by the holders of a majority in interest of the cash then on deposit in the Escrow Fund upon not less than ten (10) days’ prior written notice to Parent. No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall receive no compensation for its services.
          (b) The Stockholder Agent shall not be liable to any Effective Time Company Stockholder or any other former holder of Company Capital Stock for any act done or omitted hereunder as the Stockholder Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Effective Time Company Stockholders shall severally indemnify the Stockholder Agent and hold it harmless from and against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholder Agent and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholder Agent. If not paid directly to the Stockholder Agent by the Effective Time Company Stockholders, such losses, liabilities or expenses may be recovered by the Stockholder Agent from shares or other property in the Escrow Fund

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otherwise distributable to the Effective Time Company Stockholders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) following the two (2) year anniversary of the Closing Date pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Effective Time Company Stockholders according to their respective pro rata shares of the Escrow Fund.
          (c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholder Agent that is within the scope of the Stockholder Agent’s authority under this Article 7 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Effective Time Company Stockholders and shall be final, binding and conclusive upon each such Effective Time Company Stockholder. Each Parent Indemnified Party shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Effective Time Company Stockholder.
     7.8 Third Party Claims.
          (a) In the event Parent becomes aware of a third party claim which Parent believes may result in a claim for indemnification pursuant to Section 7.2 by or on behalf of a Parent Indemnified Party (a “Third Party Claim”), Parent shall promptly notify the Stockholder Agent of such Third Party Claim if such claim occurs during the Escrow Period, or each of the Indemnifying Parties that Parent (or any other Parent Indemnified Parties) may bring a claim against if such Third Party Claim occurs after the Escrow Period. Subject to Section 7.1, no delay in notifying the Stockholder Agent or any other Indemnifying Party of such Third Party Claim in accordance with the terms hereof shall affect a Parent Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Stockholder Agent or any other applicable Indemnifying Parties are materially prejudiced thereby.
          (b) Parent shall have the right, in its sole discretion, to elect to conduct the defense of any Third Party Claim (and the reasonable costs and expenses incurred by Parent in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Losses for which the Parent Indemnified Parties may seek indemnification pursuant to Section 7.2). The Stockholder Agent (during the Escrow Period) and any other Indemnifying Party against whom any Parent Indemnified Party has brought a claim for indemnification arising out of such Third Party Claim (after the Escrow Period) shall have the right to receive promptly copies of all pleadings, notices and communications with respect to such Third Party Claim to the extent that receipt of such documents does not in the reasonable and good faith judgment of Parent affect any privilege relating to any Parent Indemnified Party, and each such Indemnifying Party shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of any such Third Party Claim with respect to any such Third Party Claim.
          (c) Notification and Reference of Third-Party Claims.
               (i) In the event Parent is served with a Third Party Claim, Parent shall notify the Stockholder Agent of such Third Party Claim, and the Stockholder Agent, as representative for the Effective Time Company Stockholders, shall be entitled, at the expense of the Effective Time Company Stockholders, to participate in any defense of such Third Party Claim. Parent shall have the right in its sole discretion to settle any Third Party Claim following consultation with the Stockholder Agent; provided, however, that if (i) such settlement was obtained without the Stockholder Agent’s consent, and

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such consent was neither unreasonably withheld nor delayed, and (ii) the Stockholder Agent demonstrates by a preponderance of the evidence that the amount of such settlement was unreasonably high (it being agreed that the Stockholder Agent shall bear the burden of production and persuasion with respect to any challenge to the amount of a settlement), Parent shall not be entitled to recover from the Escrow Fund the portion of such settlement that the Stockholder Agent has so demonstrated is unreasonably high. In the event that the Stockholder Agent has consented to any such settlement, the amount of such settlement shall be conclusively and irrebuttably presumed to be reasonable, and the Stockholder Agent shall not make, and the arbitrators shall have no power or authority to hear, any objection under any provision of this Article 7 to the amount of any claim by Parent against the Escrow Fund with respect to the amount of Losses incurred by Parent in such settlement.
               (ii) In the event the Stockholder Agent or an Effective Time Company Stockholder is served with a Third Party Claim, such Effective Time Company Stockholder shall notify the Stockholder Agent and Parent of such Third Party Claim, and the Stockholder Agent shall be entitled, at the expense of the Effective Time Company Stockholder, to participate in any defense of such Third Party Claim. Parent shall have the right in its sole discretion to settle any Third Party Claim following consultation with the Stockholder Agent; provided, however, that if (i) such settlement was obtained without the Stockholder Agent’s consent, and such consent was neither unreasonably withheld nor delayed, and (ii) the Stockholder Agent demonstrates by a preponderance of the evidence that the amount of such settlement was unreasonably high (it being agreed that the Stockholder Agent shall bear the burden of production and persuasion with respect to any challenge to the amount of a settlement), Stockholder Agent shall be entitled to recover from Parent the portion of such settlement that the Stockholder Agent has so demonstrated is unreasonably high. In the event that the Stockholder Agent has consented to any such settlement, the amount of such settlement shall be conclusively and irrebuttably presumed to be reasonable, and the Stockholder Agent shall not make, and the arbitrators shall have no power or authority to hear, any objection under any provision of this Article 7 to the amount of any claim by the Effective Time Company Stockholder against Parent with respect to the amount of Losses incurred by the Effective Time Company Stockholder in such settlement.
ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
          (a) by mutual agreement of the Parent and the Company;
          (b) by Parent or the Company, if the Effective Time has not occurred before 5:00 p.m. Pacific Time on December 31, 2005; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;
          (c) by Parent or the Company, if there shall be:
               (i) a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or
               (ii) any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental or Regulatory Authority that would make consummation of the Merger illegal;

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          (d) by Parent, if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental or Regulatory Authority, that would: (i) prohibit Parent’s ownership or operation of all or any portion of the business of the Company or (ii) compel Parent to dispose of or hold separate all or any portion of the Assets and Properties of the Company or any Company Subsidiary, or limit its operation of the Company’s business, as a result of the Merger;
          (e) by Parent, if there has been:
               (i) a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company, provided that (A) the Company has not cured such breach within thirty (30) calendar days after the Company receives written notice of such breach (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (B) as a result of such material breach any of the conditions set forth in Section 6.1 or Section 6.3, as the case may be, would not be satisfied as of the time of the expiration of the applicable cure period for such breach; or
               (ii) a Company Material Adverse Effect, provided that the Company has not cured such circumstances within thirty (30) calendar days after the Company receives written notice of such Company Material Adverse Effect (provided, however, that, no cure period shall be required for such Company Material Adverse Effect which by its nature cannot be cured);
          (f) by the Company, if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent, provided that (i) Parent has not cured such breach within thirty (30) calendar days after Parent receives written notice of such breach (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.2, as the case may be, would not be satisfied as of the time of the expiration of the applicable cure period for such breach; or
          (g) by Parent if, if at any time after approval of the Merger, this Agreement, and the transactions contemplated hereby by Company Stockholders, holders of more than three percent (3%) of the outstanding shares of Company Common Stock (determined on a fully diluted basis) shall have exercised any appraisal, dissenters’ or other similar rights under applicable Law in connection with the Merger.
     8.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or any of their respective directors, officers, stockholders, Affiliates or Associates; provided, however, that notwithstanding the foregoing, each of the parties hereto shall remain liable for any breach of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.4, 5.5 and this 8.2, Article 7, Article 9 and the applicable definitions set forth in Article 10 shall remain in full force and effect and survive any termination of this Agreement.
     8.3 Amendment. Except as is otherwise required by applicable Law after the Company Stockholders approve the Merger and this Agreement, this Agreement may be amended by the parties hereto at any time but only by an instrument in writing duly and validly signed on behalf of and delivered to each of the parties hereto.
     8.4 Extension; Waiver. At any time prior to the Effective Time, Parent, Merger Sub and the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the

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obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party or parties against which such waiver or extension is asserted.
ARTICLE 9
MISCELLANEOUS
     9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or by nationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Parent to:

Business Objects S.A.
c/o Business Objects Americas
3030 Orchard Parkway
San Jose, California 95123
Facsimile No.: (408) 953-6302
Attn: Chairman and Chief Executive Officer

and

Business Objects S.A.
c/o Business Objects Americas
3030 Orchard Parkway
San Jose, California 95123
Facsimile No.: (408) 894-6550
Attn: General Counsel

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati,
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Facsimile No.: (650) 493-6811
Attn: John T. Sheridan, Esq.
Julia Reigel, Esq.

If to the Company (prior to the Effective Time) to:

Infommersion, Inc.
10509 Vista Sorrento Parkway, Ste. 317
San Diego, CA 92121
Facsimile No.: (858) 552-6675
Attn: Chief Executive Officer

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with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
381 Valley Center Drive, Suite 500
San Diego, California 92130-2332
Facsimile No.: (858) 720-5125
Attn: Carlos D. Heredia, Esq.

If to the Stockholder Agent to:

Santiago Becerra, Sr.
10509 Vista Sorrento Parkway, Ste. 317
San Diego, CA 92121
Facsimile No.: (858) 552-6675
     All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon facsimile or telephonic confirmation of successful completion of transmission and (iii) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given on the earlier of the first Business Day following the date deposited with such overnight courier with the requisite payment and instructions to effect delivery on the next Business Day or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.
     9.2 Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule and the remaining Transaction Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the confidentiality provisions of the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement in accordance with its terms.
     9.3 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
     9.4 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Parent, Merger Sub and the Company and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Company Indemnified Parties under Section 5.8 and any Parent Indemnified Party under Article 7.
     9.5 No Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of Law or otherwise) by any party without the prior written consent of the other parties and any attempt to do so will be void.

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     9.6 Successors and Assigns. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.
     9.7 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
     9.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     9.9 Governing Law. This Agreement, the Certificate of Merger, the Escrow Agreement and closing documents hereunder shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     9.10 WAIVER OF TRIAL BY JURY. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ITS SUCCESSORS AGAINST ANY OTHER PARTY HERETO OR ITS SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.
     9.11 Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of who were represented by counsel and each of who had an opportunity to participate in and did participate in the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.
     9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     9.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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ARTICLE 10
DEFINITIONS AND INTERPRETATIONS
     10.1 Certain Definitions . For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings (with correlative meanings for the singular or plural forms thereof):
     “Action or Proceeding” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.
     “Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (ii) any other Person that owns or controls ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its affiliates, or (iii) as to a corporation, each director and officer thereof and as to a partnership, each general partner thereof and as to a limited liability company, each managing member or similarly authorized person thereof (including officers) and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.
     “Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.
     “Assets and Properties,” with respect to any Person, means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.
     “Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.
     “Board of Directors” means, with respect to any Person, the board of directors or other governing body of such person as described in such Person’s certificate of incorporation or other organizational documents or by mandated by Law.
     “Business Combination” means, with respect to any Person, (i) any merger, consolidation, share exchange reorganization or other business combination transaction to which such Person or any of its Subsidiaries is a party, (ii) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person or any of its Subsidiaries (except for issuances of common stock upon conversion

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of preferred stock outstanding on the date hereof or the exercise of any options or warrants outstanding on the date hereof or issued in accordance with the covenants of this Agreement), (iii) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction involving such Person or any of its Subsidiaries, (iv) any sale, dividend or other disposition of all or a material or significant portion of the Assets and Properties of such Person or any of its Subsidiaries (including by way of exclusive license or joint venture formation) or (v) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person or any of its Subsidiaries, with respect to any of the foregoing.
     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the rules and regulations promulgated thereunder.
     “Company Capital Stock” means Company Common Stock, Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.
     “Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or an ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or an ERISA Affiliate has or may have any Liability.
     “Company Intellectual Property” means any Intellectual Property Rights or Intellectual Property currently or at any time in the past created by, owned by, or exclusively licensed to Company, any Company Subsidiary or of predecessor to Company or any Company Subsidiary, including any Intellectual Property or Intellectual Property Rights created by any of the Company’s founders, employees, independent contractors or consultants for or on behalf of the Company or any Subsidiary of Company.
     “Company Material Adverse Effect” means a change, effect, event, occurrence or circumstance that is materially adverse to the business, condition (financial or other), operations, results of operations, Assets and Properties, Liabilities or future prospects of the Company and the Company Subsidiaries, taken as a whole.
     “Company Products” mean all products and services that are currently offered, distributed or sold by the Company or any Company Subsidiary, that have been offered, distributed or sold in the past by Company, or which are in development by Company or any Company Subsidiary.
     “Company Registered Intellectual Property” means all Registered Intellectual Property owned by or purported to be owned by the Company or any Company Subsidiary or which has been filed in the name of or transferred to, Company or any Company Subsidiary.
     “Company Stock Option” means any Option, excluding Company Preferred Stock, to purchase Company Capital Stock.
     “Company Stock Plan” means the Company’s 2002 Stock Incentive Plan.

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     “Company Stockholder” means a holder of Company Capital Stock at any point in time prior to the Effective Time.
     “Company Subsidiary” means any Person, whether or not existing on the date hereof, in which the Company directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.
     “Contract” means any contract, agreement or other binding arrangement or understanding, whether written or oral.
     “DOL” means the Department of Labor or any successor agency.
     “Effective Time Company Stockholder” means any holder of Company Capital Stock as of immediately prior to the Effective Time.
     “Employee” means any current or former or retired employee, consultant or director of the Company or any ERISA Affiliate.
     “Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee.
     “Environmental Law” means any federal, state, local or foreign law, statute, regulation or ordinance relating to environmental, health and safety matters or Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act and the California Safe Drinking Water and Toxic Enforcement Act.
     “Environmental Permit” means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law.
     “Equity Equivalents” means securities (including Options to purchase any shares of Company Capital Stock) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities at the election of the holder thereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” means any Company Subsidiary and any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code and the regulations issued thereunder.
     “Escrow Agent” means U.S. Bank and Trust, N.A., a national banking association or any successor thereto designated as the Escrow Agent from time to time under the Escrow Agreement.
     “Escrow Fund” has the meaning ascribed thereto in the Escrow Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

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     “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
     “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision and shall include any stock exchange, quotation service, the National Association of Securities Dealers and the AMF.
     “Hazardous Material” means (i) any petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, urea formaldehyde foam insulation or polychlorinated biphenyls, (ii) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law or (iii) any other hazardous chemical, material, substance or waste for which standards of conduct are imposed by any Environmental Law.
     “HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Indebtedness” means all obligations (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of a guarantee of any of the obligations described in clauses (i) through (iv) above.
     “Intellectual Property” means all technology, know-how, show-how, techniques, trade secrets, inventions (whether or not patented or patentable) and invention disclosures, algorithms, routines, Software, files, databases, works of authorship, processes, devices, prototypes, lab notebooks, development and lab equipment, methodologies, documentation, hardware, tools, any media on which any of the foregoing is recorded, and any other embodiments of any of the foregoing of any Intellectual Property Rights.
     “Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith or with Intellectual Property: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and all rights that claim priority therefrom, along with each foreign patent or patent application that shares common disclosure therewith (collectively, “Patents”); (b) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology; (c) all works of authorship, copyrights, rights and applications; (d) all industrial designs and any registrations and applications therefor; (e) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications (collectively, “Trademarks”); (f) all databases and data collections (including knowledge databases, customer lists and customer databases) and all rights therein; (g) all rights in Software; (h) rights to Uniform Resource Locators, Web site addresses and domain names; (i) any similar, corresponding or equivalent rights to any of the foregoing and (j) all moral and equivalent rights throughout the world.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

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     “International Employee Plan” means each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate has, will or may have any Liability, for the benefit of Employees who perform services outside the United States.
     “Investment Asset” means any debentures, notes or other evidence of Indebtedness, stock, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.
     “IRS” means the United States Internal Revenue Service or any successor agency.
     “Knowledge,” with respect to the Company, means (i) the actual knowledge of its directors and officers and (ii) the knowledge of facts that such individuals would reasonably be expected to have after making due inquiry with (A) the employees, directors and officers of the Company, and its subsidiaries (B) Morrison & Foerster LLP and the Company’s accountants and other consultants with respect to matters in which each such respective advisor has had substantive involvement or engagement with the Company, and (C) any Company Stockholder holding more than ten percent (10%) of the Company Common Stock (determined on a fully-diluted basis).
     “Law” means any law, statute, Order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.
     “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, guidance, code, order, judgment, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental or Regulatory Authority.
     “Liability” means all Indebtedness, obligation and other liability, whether absolute or contingent (or based upon any contingency), known or unknown, fixed or otherwise, due or to become due, whether or not accrued or paid and (unless otherwise indicated) whether or not required to be reflected in or reserved against on financial statements prepared in accordance with GAAP.
     “License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property or Intellectual Property Rights (including any covenants not to sue with respect to any Intellectual Property Rights).
     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assessment, encumbrance, security interest, lease (including any capitalization Lease), lien, easement, license, covenant, condition, levy, charge, option, equity, claim or restriction or other encumbrance of any kind, whether voluntarily incurred or by operation of Law or otherwise including any agreement to give or grant any of the foregoing, or any conditional sale Contract or title retention Contract and the filing of any agreement to give any financing statement with respect to any business assets under the uniform commercial code or comparable laws of any jurisdiction, except for any Permitted Lien or any restrictions on transfer generally arising under any applicable federal or state securities Law. For the sake of clarity, the license of Intellectual Property or Intellectual Property Rights does not itself constitute a Lien.

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     “Loss” means any and all losses, liabilities, damages, fees, fines, Taxes, penalties, deficiencies (including lost profits and diminution in value actually paid, suffered, incurred or sustained), fees and expenses, including interest thereon, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts and other expenses of any Action or Proceeding or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any third party claim and (ii) asserting or disputing any right under this Agreement against any party hereto or otherwise).
     “Multiemployer Plan” means any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;
     “NASD” means The National Association of Securities Dealers, Inc. or any successor organization.
     “Option,” with respect to any Person, means any security, right, subscription, warrant, option, “phantom” stock right or other Contract (other than the Company Preferred Stock) that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.
     “Order” means any writ, judgment, decree, injunction, notice of responsibility for an Environmental Clean-Up Site, or other order of any Governmental or Regulatory Authority (in each such case whether potential, preliminary or final).
     “Parent Material Adverse Effect” means a change, effect, event, occurrence or circumstance that is materially adverse to Parent’s ability to consummate the Merger and the other transactions contemplated hereby.
     “Parent ADSs” means the American Depositary Shares held by The Bank of New York, N.A., as depositary, for the benefit of holders of Parent American Depositary Receipts under the Parent Depositary Agreement, as amended, of which each Parent ADS is exchangeable for one (1) Parent Ordinary Share.
     “Parent Ordinary Shares” means the ordinary shares, €0.01 nominal value per share, of the Parent.
     “Pension Plan” means each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
     “Permitted Liens” means (i) Liens for Taxes not yet due and for which adequate provision was made on the Company’s balance sheet as of December 31, 2004, (ii) purchase money security interests in supplies and equipment, (iii) encumbrances which in the aggregate are not substantial in amount, do not detract from the value of property subject thereto or the operation of the Person’s business and (iv) Liens imposed by law arising in the ordinary course of business, such as materialmen’s, mechanics’, warehousemans’, landlords’ and other similar Liens which are from obligations not due and payable and are reflected on the Company’s Balance Sheet as of June 30, 2005.

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     “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.
     “PTO” means the United States Patent and Trademark Office or any successor agency.
     “Registered Intellectual Property” means all United States, international and foreign: (i) Patents and Patent applications (including provisional applications), (ii) registered Trademarks and applications to register Trademarks (including intent-to-use applications), (iii) registered Copyrights and applications for Copyright registration, (iv) mask work registrations and applications to register mask works and (v) other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental or Regulatory Authority.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.
     “Representatives” has the meaning ascribed to it in Section 2.25.
     “SEC” means the United States Securities and Exchange Commission or any successor agency.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed. Software includes source code listings and documentation.
     “Stockholder Written Consent” means an action by written consent of the stockholders pursuant to which the stockholders irrevocably approve and adopt this Agreement and the Escrow Agreement, and approve the Merger and the other transactions contemplated hereby and thereby for all purposes of and under the DGCL, the Company’s certificate of incorporation and bylaws and any Contracts between the Company and the Company Stockholders.
     “Subsidiary” means any Person, whether or not existing on the date hereof, in which the Company or Parent, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.
     “Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States, including Section 203 of the Delaware General Corporation Law.
     “Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any schedule or attachment thereto) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.
     “Tax” or “Taxes” means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in he nature of tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, ad

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valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, including estimated taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.
     “Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.
     10.2 Additional Definitions. For all purposes of and under this Agreement, the following capitalized terms have the respective meanings ascribed to them in the respective sections of this Agreement set forth below opposite each such capitalized term:

Term	Section
“Action of Divestiture”	5.7(d)
“Aggregate Fully Diluted Company Common Stock”	1.6(a)(i)
“Aggregate Merger Consideration”	1.6(a)(ii)
“Agreement”	Introductory paragraph
“AMF”	5.5
“Capitalization Certificate”	6.3(m)
“Certificate of Merger”	1.2(b)
“Closing”	1.2(a)
“Closing Date”	1.2(a)
“Company”	Introductory paragraph
“Company Balance Sheet”	2.9(a)
“Company Board Recommendation”	2.2(c)
“Company Common Stock”	2.5(a)
“Company Disclosure Schedule”	Preamble to Article 2
“Company Financial Statements”	2.9(a)
“Company Indemnified Parties”	5.8(a)
“Company Insurance Policies”	2.22(a)
“Company Lessee”	2.18(b)
“Company Material Contract(s)”	2.21(a)
“Company Necessary Approvals”	2.4(b)
“Company Site”	2.20(x)
“Company Stock Certificate”	1.7(b)
“Company Stock Options”	1.6(d)
“Company Stockholder Action”	2.28
“Company Stockholder Notice”	5.1(b)(ii)(1)
“Competing Proposed Transaction”	4.2(a)
“Confidentiality Agreement”	5.4
“Deductible Limitation”	7.3(a)
“DGCL”	1.1
“Dissenting Shares”	1.6(b)(iii)
“DOJ”	5.7(a)
“Effective Time”	1.2(b)

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Term	Section
“Escrow Agreement”	Recital C
“Escrow Amount”	1.6(a)(iii)
“Escrow Period”	7.4
“Euronext”	1.6(a)(iv)
“Expiration Date”	7.1(b)
“Foreign Antitrust Filings”	3.4(a)
“Former Property”	2.24(e)
“FTC”	5.7(a)
“GPL”	2.20(t)
“Indemnifying Parties”	7.2(a)
“Information Statement”	2.28
“Key Employees”	Recital E
“Key Employment Agreement(s)”	Recital E
“LBPL”	2.20(t)
“Lease Documents”	2.18(e)
“Leased Real Property”	2.18(a)
“Letter of Transmittal”	1.7(b)(i)
“Merger”	Recital A
“Merger Sub”	Introductory paragraph
“MPL”	2.20(t)
“Nasdaq”	1.6(a)(iv)
“Officer’s Certificate”	7.5(a)
“Open Source Materials”	2.20(t)
“Option Exchange Ratio”	1.6(a)(iv)
“Option Sub”	1.6(d)
“Parent”	Introductory paragraph
“Parent Americas”	Recital B
“Parent Indemnified Parties”	7.2(a)
“Privacy Statements”	2.20(x)
“Representative(s)”	2.25
“Per Share Common Amount”	1.6(a)(v)
“Requisite Stockholder Approval”	2.2(d)
“Retention Amounts”	1.7(a)(i)
“SCSL”	2.20(t)
“Significant Company Customer”	2.27(a)
“Significant Company Supplier”	2.27(b)
“SISL”	2.20(t)
“Soliciting Materials”	5.1(c)
“Special Representation”	7.1(b)
“Statement of Transaction Expenses”	6.3(o)
“Surviving Corporation”	1.1
“Stockholder Agent”	Introductory paragraph
“Third Party Claim”	7.8(a)
“Third Party Recovery Limitation”	7.3(c)
“Transaction Agreements”	Recital E
“Transaction Expenses”	5.14(a)
“Users”	2.20(x)
“Voting Agreement”	Recital D

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     10.3 Construction.
          (a) Unless the context of this Agreement otherwise requires, for all purposes of and under this Agreement:
               (i) words of any gender include each other gender and the neuter;
               (ii) words using the singular or plural number also include the plural or singular number, respectively;
               (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision hereof;
               (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement;
               (v) the term Exhibits refers to Exhibits to this Agreement;
               (vi) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company;
               (vii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation;”
               (viii) the phrase “materiality limitation,” with respect to a party’s representations, warranties, covenants and agreements, includes all qualifications, limitations, thresholds and exceptions based on the concept of materiality, whether or not expressed by the word “material,” “materially,” “materiality,” “material adverse change,” “Parent Material Adverse Effect” or “Company Material Adverse Effect;”
               (ix) when a statement herein with respect to a particular matter is qualified by the phrase “in all material respects,” materiality shall be determined solely by reference to, and solely within the context of, the specified matter and not with respect to the entirety of this Agreement or the transactions contemplated hereby;
               (x) the phrase “fraud or willful misconduct” includes any willful or intentional breach or violation of, or any willful or intentional misrepresentation, omission or inaccuracy in, any representation or warranty of the Company contained in this Agreement or any certificate delivered to Parent pursuant to any provision of this Agreement;
               (xi) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; and
               (xii) the terms “party” or “parties” refer to Parent and Merger Sub, on the one hand, and the Company and the Stockholders’ Agent, on the other hand, and the terms “third party” or “third parties” refers to Persons other than Parent, Merger Sub, the Company and the Stockholders’ Agent.
          (b) The drafting and negotiation of the representations, warranties, covenants and conditions to the obligations of the Company and Parent herein reflect compromises and certain

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provisions may overlap with other provisions or may address the same or similar subject matters in different ways or for different purposes. It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (i) the representations, warranties, covenants and closing conditions in this Agreement shall be construed to be cumulative; (ii) each representation, warranty, covenant and closing condition in this Agreement shall be given full separate and independent effect; and (iii) no limitation in any representation, warranty, covenant or closing condition shall be construed to limit any other representation, warranty, covenant or closing condition unless such limitation is expressly made applicable to such other representation, warranty, covenant or closing condition. Without limiting the generality of the foregoing, the fact that a matter is disclosed in a representation or warranty (or the related section of the applicable Disclosure Schedule) or is permitted (or not prohibited) by one covenant, shall not be construed as an express or implied exception to any other representation and warranty or covenant concerning the same subject matter or as an exception to the related “bringdown” condition in the parties’ closing conditions and no inference shall be drawn from the first representation and warranty or covenant as to the scope or meaning of any other representation and warranty, covenant or closing condition.
          (c) No amendment, supplement or update after the date of this Agreement shall be made to the Company Disclosure Schedule without the express written consent of Parent and no amendment, supplement or update made or delivered (or purporting to be made or delivered) after the date of this Agreement without such consent shall have any effect on any of the rights or obligations of the Company or Parent, respectively.
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     IN WITNESS WHEREOF, the undersigned parties have caused this Agreement (solely with respect to Article VII hereof in the case of the Stockholder Agent) to be executed by their respective duly authorized representatives to be effective as of the date first written above.

INFOMMERSION, INC.		BUSINESS OBJECTS S.A.

By:	/s/ Santiago Becerra, Sr.	By:	/s/ John G. Schwarz

	Santiago Becerra, Sr.		John G. Schwarz
	Chief Executive Officer, President and		Chief Executive Officer
Chief Financial Officer

LIGHTHOUSE ACQUISITION CORPORATION		STOCKHOLDER AGENT

By:	/s/ James R. Tolonen	By:	/s/ Santiago Becerra, Sr.

	James R. Tolonen		Santiago Becerra, Sr.
President, Chief Executive Officer
and Chief Financial Officer